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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CHEROKEE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 CHEROKEE INC.
6835 Valjean Avenue
Van Nuys, California 91406

May 3, 2010

To our Stockholders,

        I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of Cherokee Inc. ("Cherokee"), to be held on Friday, June 4, 2010, at 10:00 a.m. (Pacific Time) at the Shutters on the Beach Hotel, One Pico Boulevard, Santa Monica, California 90405, telephone # (310) 458-0030.

        At the Annual Meeting, we expect to consider and act upon the following matters:

          1.     To elect five directors to the Board of Directors who will serve until Cherokee's 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

          2.     To ratify the selection of Moss Adams LLP as Cherokee's independent registered public accounting firm for the fiscal year ending January 29, 2011 ("Fiscal 2011");

          3.     To approve the proposed amendment to the Amended Second Revised and Restated Management Agreement between Cherokee and The Newstar Group d/b/a The Wilstar Group, pursuant to which Robert Margolis provides his services as Cherokee's Chairman and Chief Executive Officer;

          4.     To approve an amendment to Cherokee's existing equity incentive plans to (i) increase the aggregate number of shares that may be issued under Cherokee's 2006 Incentive Plan by 500,000 and (ii) include an express prohibition on certain repricings or exchanges of outstanding equity awards; and

          5.     To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

        Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

        Thank you for your ongoing support of and continued interest in Cherokee.

Sincerely,

Robert Margolis Chairman and Chief Executive Officer

 CHEROKEE INC.
6835 Valjean Avenue
Van Nuys, California 91406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 4, 2010

        NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of the Stockholders of Cherokee Inc. ("Cherokee") will be held at the Shutters on the Beach Hotel, One Pico Boulevard, Santa Monica, California 90405, telephone # (310) 458-0030, on Friday, June 4, 2010 at 10:00 a.m. (Pacific Time) for the following purposes:

          1.     To elect five directors to the Board of Directors who will serve until Cherokee's 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

          2.     To ratify the selection of Moss Adams LLP as Cherokee's independent registered public accounting firm for the fiscal year ending January 29, 2011 ("Fiscal 2011");

          3.     To approve the proposed amendment to the Amended Second Revised and Restated Management Agreement between Cherokee and The Newstar Group d/b/a The Wilstar Group, pursuant to which Robert Margolis provides his services as Cherokee's Chairman and Chief Executive Officer;

          4.     To approve an amendment to Cherokee's existing equity incentive plans to (i) increase the aggregate number of shares that may be issued under Cherokee's 2006 Incentive Plan by 500,000 and (ii) include an express prohibition on certain repricings or exchanges of outstanding equity awards; and

          5.     To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

        Stockholders of record at the close of business on April 20, 2010 will be entitled to notice of and to vote at the annual meeting or any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during normal business hours for ten days prior to the annual meeting.

        The Board of Directors urges each stockholder to read carefully the enclosed proxy statement, which is incorporated herein by reference.

By Order of the Board of Directors,

Carol A. Gratzke Secretary

Van Nuys, California
May 3, 2010

IMPORTANT

Whether or not you expect to attend the annual meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Your proxy will be revocable any time prior to its exercise either in writing or by voting your shares personally at the annual meeting.

 CHEROKEE INC.
6835 Valjean Avenue
Van Nuys, California 91406

 PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 4, 2010

 GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cherokee Inc., a Delaware corporation ("Cherokee" or the "Company"), of proxies to be used at the 2010 Annual Meeting of Stockholders to be held at the Shutters on the Beach Hotel, One Pico Boulevard, Santa Monica, California, on June 4, 2010, at 10:00 a.m. (Pacific Time) and at any adjournments or postponements thereof (the "Annual Meeting"). A form of the proxy is enclosed for use at the Annual Meeting. Stockholders are being asked to vote upon (1) the election of five directors to the Board of Directors, (2) the ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2011 ("Fiscal 2011"); (3) an amendment to the Amended Second Revised and Restated Management Agreement (the "Management Agreement"), pursuant to which Robert Margolis provides his services as the Company's Chairman and Chief Executive Officer; (4) an amendment to Cherokee's existing equity incentive plans to (i) increase the aggregate number of shares that may be issued under Cherokee's 2006 Incentive Plan by 500,000 and (ii) include an express prohibition on certain repricings or exchanges of outstanding equity awards; and (5) such other business as may properly come before the Annual Meeting. The approximate date on which this Proxy Statement and form of proxy are being mailed to the stockholders is May 3, 2010.

Record Date, Outstanding Shares and Voting

        The Company's Board of Directors has fixed April 20, 2010 as the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 8,814,187 shares of common stock outstanding. Each stockholder of record at the close of business on April 20, 2010 is entitled to one vote for each share of common stock then held on each matter to come before the Annual Meeting, or any adjournments or postponements thereof.

Quorum and Voting Requirements

        A majority of the votes eligible to be cast at the Annual Meeting by holders of our common stock, or 4,407,094 votes, represented in person or by proxy at the Annual Meeting is required for a quorum. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or nominee which are represented at the meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal. See the explanation under the heading "Effect of Not Casting Your Vote" for further information regarding the effect of broker non-votes at the Annual Meeting.

        Directors will be elected by an affirmative vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The nominees receiving the five highest numbers of votes will become directors. Abstentions will not affect whether the election of any nominee to the Board of Directors is approved at the Annual Meeting. The Company's Certificate of Incorporation does not provide for cumulative voting. The other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals.

Voting and Revocation of Proxies

        If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted FOR the directors nominated by the Board of Directors, FOR ratification of the selection of Moss Adams LLP as the Company's registered independent public accounting firm for Fiscal 2010, FOR the proposed amendment to the Management Agreement, FOR the proposed amendment to Cherokee's existing equity incentive plans, and as recommended by the Board of Directors with regard to any and all other matters that may properly come before the Annual Meeting or if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withhold" and/or "abstain" will be counted towards the quorum requirement but will not be voted for any of the proposals to be voted upon at the Annual Meeting.

        A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are required to so notify the Secretary of the Company prior to the beginning of the Annual Meeting.

Effect of Not Casting Your Vote

        If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Cherokee's independent registered public accounting firm (Item 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares on the proposed amendment to the Management Agreement or the proposed amendment to Cherokee's existing equity incentive plans (Items 3 and 4 of this Proxy Statement). If you are a stockholder of record and you do not cast your vote, votes will not be cast on your behalf on any of the items of business at the Annual Meeting, except Item 2. For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled "New Shareholder Voting Rules for the 2010 Proxy Season" at http://www.sec.gov/investor/alerts/votingrules2010.htm.

Security Ownership of Certain Beneficial Owners and Management

        The following table includes information as to the number of shares of our common stock beneficially owned as of April 20, 2010, by the following:

  •
  each stockholder known by the Company to beneficially own more than 5% of the outstanding shares of its common stock;

  •
  each director and nominee;

  •
  the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal year ended January 30, 2010 ("Fiscal 2010"); and

  •
  all of the Company's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which is sometimes referred to herein as the Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the Company's knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days of April 20, 2010, through the exercise of any stock option or other equity right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated in the notes to the table, the address of each director, Named Executive Officer and 5% stockholder listed in the table below is c/o Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406. As of April 20, 2010, there were 8,814,187 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
5% Stockholders
Robert Margolis(1)	1,028,087	11.7%
Eagle Asset Management Inc.(2)	891,796	10.1%
BlackRock, Inc.(3)	574,303	6.5%
Renaissance Technologies LLC(4)	471,075	5.3%
Directors
Robert Margolis(1)	1,028,087	11.7%
Jess Ravich	23,969	*
Keith Hull	5,000	*
Tim Ewing	—	—
Dave Mullen	5,000	*
Other Named Executive Officers
Howard Siegel(5)	42,051	*
Russell J. Riopelle(6)	42,937	*
Larry Sass(7)	20,000	*
Mark Nawrocki(8)	22,000	*
All executive officers and directors as a group (9 persons)(9)	1,189,044	13.5%

(1)
Includes 804,733 shares held directly by Robert Margolis, and 135,000 shares owned by The Newstar Group, Inc. d/b/a The Wilstar Group ("Wilstar"). Mr. Margolis is the sole shareholder of Wilstar. Also includes 150,000 shares contributed to the Robert Margolis Foundation, Inc. Mr. Margolis expressly disclaims beneficial ownership of the shares held by the Robert Margolis Foundation.

(2)
The information reported is based on a Schedule 13G/A report with a reporting date of January 31, 2010, filed with the Securities and Exchange Commission on February 10, 2010 by Eagle Asset Management, Inc. Eagle Asset Management, Inc. reports its address as 880 Carillon Parkway, St. Petersburg, Florida 33716.

(3)
The information reported is based on a Schedule 13G/A report with a reporting date of December 31, 2009, filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc. (which acquired Barclays Global Investors, NA on December 1, 2009). BlackRock Inc. reports its address as 40 East 52nd Street, New York, New York 10022.

(4)
The information reported is based on a Schedule 13G report with a reporting date of October 21, 2009, filed on February 11, 2010 with the Securities and Exchange Commission by Renaissance Technologies, LLC. Renaissance Technologies, LLC, reports its address as 800 Third Avenue, New York, New York 10022.

(5)
Includes 3,333 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 20, 2010.

(6)
Includes 38,777 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 20, 2010.

(7)
Includes 20,000 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 20, 2010.

(8)
Includes 22,000 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 20, 2010.

(9)
Includes 84,110 shares of our common stock issuable upon the exercise of stock options exercisable within sixty days of April 20, 2010.

 ITEM 1.    ELECTION OF DIRECTORS

        At the Annual Meeting, stockholders will be asked to elect five directors to serve until the next Annual Meeting of stockholders and until their respective successors are elected and qualified. All five incumbent directors have been nominated for re-election for one-year terms. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company. Directors will be elected by an affirmative vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting.

        The Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, Cherokee's Nominating Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. Nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar business, products or markets, and willingness to devote adequate time and effort to Board responsibilities. Mr. Margolis has been nominated pursuant to the terms of the Management Agreement (as defined below and as described in further detail in Item 3 of this Proxy Statement). The Nominating Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate's credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered. Although we do not have a written policy with respect to Board diversity, the Nominating Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.

        In the event that any nominee for director should become unavailable, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. The Board of Directors has no present knowledge that any of the persons named will be unavailable to serve.

Information Concerning Directors and Nominees for Board of Directors

        The following table sets forth the principal occupation or employment and principal business of the employer, if any, of each director and nominee for director, as well as his age, business experience, qualifications and other directorships held by him and the period during which he has previously served as director of the Company. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. The Board of Directors has made an affirmative determination as to the independence of each nominee other than Mr. Margolis, the Company's Chief Executive Officer.

        In addition to the information presented below regarding each nominee's specific experience, qualifications and attributes that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cherokee and our Board.

Name, Age and Present Position with the Company	Principal Occupation for Past Five Years; Other Directorships; Business Experience
Robert Margolis, 62 Director, Chairman of the Board of Directors and Chief Executive Officer	Mr. Margolis has been a director of Cherokee since May 1995. Mr. Margolis was appointed Chairman of the Board of Directors and Chief Executive Officer on May 5, 1995. Mr. Margolis was the co-founder of the Company's Apparel Division in 1981. He had been the Co-Chairman of the Board of Directors, President and Chief Executive Officer since June 1990 and became Chairman of the Board of Directors on June 1, 1993. Mr. Margolis resigned all of his positions with the Company on October 31, 1993 and entered into a one-year consulting agreement with the Company. Subsequently, Mr. Margolis rejoined us as Chairman and Chief Executive Officer in May 1995. Mr. Margolis' services as Chief Executive Officer and Chairman are provided pursuant to, and his status as Chairman of Cherokee is required by, the terms of the Management Agreement. As our Chief Executive Officer, Mr. Margolis is the only officer of Cherokee to sit on our Board. We believe Mr. Margolis' qualifications to sit on our Board include his in depth knowledge of our business and operations and his extensive experience in the retail direct licensing industry, which he has acquired through his more than 28 years of service and leadership to Cherokee, and which allows for strategic and operational insight for Cherokee. The Board also believes that Mr. Margolis' leadership ability and commitment to excellence make him well suited to serve as Chairman of our Board.
Timothy Ewing, 49 Director

Mr. Ewing has been a director of Cherokee since September 1997. Mr. Ewing, a Chartered Financial Analyst, is the managing partner and chief investment officer of Ewing & Partners and the manager of Value Partners, Ltd., a Texas-based, private investment partnership formed in 1989, and of the Endurance Partnerships, private investment partnerships formed in 2001. Mr. Ewing has been a member of the board of directors of TransWorld Corporation (OTC: TWOC) in New York, New York since 2004 and Towne Bancorp, Inc. (OTC: TWNE) in Mesa, Arizona since 2008. In addition, Mr. Ewing is the immediate past chairman of the board, is currently an executive committee member, and serves on the advisory board of the Perot Museum of Nature & Science in Dallas, Texas. He serves on the board of trustees of The Dallas Opera and The Dallas Opera Foundation, the board of trustees of the Baylor Health Care System Foundation, and the advisory board of the University of Texas at Dallas' Holocaust Studies Program. Mr. Ewing is a long-standing member of our Board and has a deep knowledge of Cherokee and the industry in which we compete. In addition, we believe Mr. Ewing's qualifications to sit on our Board include his extensive financial expertise, his experience as a professional investor, his insights regarding investor preferences and practices and his service on other public company boards of directors.

Name, Age and Present Position with the Company	Principal Occupation for Past Five Years; Other Directorships; Business Experience
Dave Mullen, 75 Director

Mr. Mullen has been a director of Cherokee since May 2000. For more than nine years, he was the President and CEO of Robinson's-May in North Hollywood, California until he retired from The May Department Stores in July 1999. Mr. Mullen joined The May Department Stores in March 1988 and, from March 1988 to June 1988, was the President and CEO of Goldwater's in Phoenix, Arizona. From June 1988 to January 1991, he was President and CEO of Filene's in Boston, Massachusetts and, in January 1991, became the President and CEO of Robinson's-May in North Hollywood. Mr. Mullen brings to the Board his extensive experience in the retail industry acquired through his more than twelve years of service as a chief executive officer of two large retailers. As a result of his experience, Mr. Mullen provides the Board with important insight into our key markets, business strategies and our current or proposed licensing partners.

Jess Ravich, 52 Director

Mr. Ravich has been a director of Cherokee since May 1995. In November 2009, Mr. Ravich joined Houlihan Lokey, an international investment banking firm, as a Managing Director. Prior to that, Mr. Ravich was the President of the Libra Securities division of The Oak Ridge Financial Services Group, Inc. Prior to founding Libra in 1991, Mr. Ravich was an Executive Vice President at Jefferies & Co., Inc. and a Senior Vice President at Drexel Burnham Lambert. From November 2004 through November 2006, Mr. Ravich served on the board of managers of OpBiz, LLC. Mr. Ravich also serves as the chairman of the board of directors of ALJ Regional Holdings, Inc. In addition to his professional responsibilities, Mr. Ravich in the past has served on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls. Mr. Ravich is a long-standing member of our Board and has a deep knowledge of Cherokee and the industry in which we compete. We believe that Mr. Ravich is well qualified to serve on the Board of Directors and as the Board's financial expert and Audit Committee Chairman due to the depth and breadth of his business experience, experience on public company boards, extensive financial experience and technical skills across various industries, experience in mergers and acquisitions and leadership skills.

Name, Age and Present Position with the Company	Principal Occupation for Past Five Years; Other Directorships; Business Experience
Keith Hull, 57 Director

Mr. Hull has been a director of Cherokee since June 1995. Mr. Hull is currently the Group Chief Executive Officer of UCO Raymond Denim, of Gent, Belgium, a global textile manufacturing operation with distribution and manufacturing facilities on three continents. Prior to joining UCO Raymond Denim in 2008, Mr. Hull was previously an Executive Vice President with Global Emergency Resources, LLC, a technology company offering its products to hospitals and public health organizations for critical resource tracking during emergencies. For eight years, Mr. Hull was President of Avondale Fabrics and Corporate Vice President of its parent, Avondale Mills Inc. In 2004, Mr. Hull was named President and COO of Avondale Mills. Avondale Mills is a diversified manufacturer of textiles. In addition, Mr. Hull was a member of the board of the Avondale Foundation from August 2000 to February 2007. From 2002 to June 2006, Mr. Hull was a member of the University of South Carolina—Aiken's Partnership board. Mr. Hull is a long-standing member of our Board and has a deep knowledge of Cherokee and the industry in which we compete. We believe Mr. Hull possesses a wide range of qualifications to sit on our Board of Directors including his current position as CEO of a global textile manufacturing operation, his contacts and experience within the textile industry and his extensive management experience across various industries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" EACH OF THE DIRECTORS NOMINATED IN ITEM 1.

ITEM 2.    RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2011 ("Fiscal 2011") and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Moss Adams LLP audited the Company's financial statements for Fiscal 2007, Fiscal 2008, Fiscal 2009 and Fiscal 2010. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees to Independent Public Accountants

        The fees for professional services to the Company by its independent public accountants, during Fiscal 2010 and Fiscal 2009 are as follows:

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$175,000	$214,000
Audit-related Fees(2)	—	4,000
Tax Fees	—	—
All Other Fees	$—	$—

(1)
Audit Fees for Fiscal 2010 and Fiscal 2009 consist of fees for professional services for the integrated audit of the Company's consolidated financial statements and the review of the Company's interim consolidated financial statements included in quarterly reports (including services related to the audit of the Company's internal control over financial reporting) by Moss Adams LLP.

(2)
Audit related Fees for Fiscal 2010 and Fiscal 2009 consist of fees for professional services provided by Moss Adams LLP in connection with assurance related services and accounting consultations.

        Moss Adams did not use any non-permanent employees in the auditing of the Company's financial statements during Fiscal 2010 or Fiscal 2009.

        Cherokee's Audit Committee annually reviews and pre-approves certain audit and permissible non-audit services that may be provided by the independent auditors and establishes a pre-approved aggregate fee level for all these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee.

        Stockholder ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Moss Adams LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

 ITEM 3.    APPROVAL OF THE AMENDMENT TO THE MANAGEMENT AGREEMENT

        On April 23, 2010, Cherokee's Compensation Committee authorized the execution and delivery on behalf of Cherokee of the Second Amendment (the "Proposed Amendment") to the Second Revised and Restated Management Agreement between the Company and The Newstar Group d/b/a The Wilstar Group ("Wilstar") dated as of November 29, 1999, and as amended on August 28, 2007 pursuant to the First Amendment to the Second Revised and Restated Management Agreement (the "Management Agreement"), pursuant to which Robert Margolis provides his management services as the Company's Chief Executive Officer and Chairman of the Board. On April 23, 2010 Cherokee and Mr. Margolis executed the Proposed Amendment. The effectiveness of the Proposed Amendment is contingent upon stockholder approval at the Annual Meeting. Copies of the Management Agreement and the Proposed Amendment are attached to this proxy statement as Appendix A and Appendix B, and incorporated herein by reference. Stockholders are encouraged to read both the Management Agreement and the Proposed Amendment, and the descriptions set forth below of such documents are qualified by reference to the full text of such documents.

Reasons for the Proposed Amendment

        The Compensation Committee began negotiating with Mr. Margolis regarding the terms of the Proposed Amendment in response to, among other factors, Mr. Margolis' indication that he was interested in continuing to serve Cherokee in an executive capacity beyond Fiscal 2011 as executive chairman, and that he would do so for a reduced amount of compensation than would be provided for should his existing Management Agreement be extended beyond Fiscal 2011. The Compensation Committee believes it is a significant factor to Cherokee's continued success that Mr. Margolis serve Cherokee in an executive capacity through the end of Fiscal 2012 and for such additional fiscal years that the Nominating Committee deems appropriate, as Cherokee develops its longer term succession plans. Under Mr. Margolis' leadership, Cherokee successfully reinvented itself from a traditional clothing and shoe manufacturing company into the global licensing company it is today. Indeed, the revenues Cherokee has received from its licensing operations have grown from $1.4 million in the fiscal year ended June 1, 1996 (Mr. Margolis' first full year of transitioning Cherokee from a manufacturer to a licensing firm) to approximately $32.5 million in Fiscal 2010, an increase of over 2,287% during that time period. During this same time period, Cherokee reported an operating income loss in Fiscal 1996 (excluding $4.6 million of non-cash expense) of $1.0 million, and since that time operating income has grown to approximately $20.4 million in Fiscal 2010. In addition, stockholder value has increased dramatically under Mr. Margolis' leadership, as evidenced by both the increase in the per share price of our common stock from approximately $2 in mid-1995 to $19.48 as of April 16, 2010 and by the more than $202 million in dividends and distributions that Cherokee has made to its stockholders since 1995.

        The Compensation Committee believes the Proposed Amendment is in the best interests of the Company and its stockholders because (a) it is designed to ensure that Mr. Margolis continues to provide his services to Cherokee in an executive capacity as Cherokee's Executive Chairman through the end of Cherokee's fiscal year ending January 31, 2012 ("Fiscal 2012"), or until such later time that Cherokee's Nominating Committee may determine to extend Mr. Margolis' services as Executive Chairman for one or more additional fiscal years, thereby providing continuity of leadership and strategic direction of the Company; (b) it significantly reduces the amount of compensation that Mr. Margolis would otherwise be entitled to receive in any fiscal year in which the existing Management Agreement is extended, capping his total annual base salary and performance bonus compensation at $2.26 million for Fiscal 2012 and at $2.02 million for any future fiscal year in which the Management Agreement is extended; (c) it significantly reduces the amount of the lump sum payment that Mr. Margolis would be entitled to receive during Fiscal 2012 in the event that the existing Management Agreement were extended through Fiscal 2012, and Mr. Margolis was then terminated by Cherokee without cause, or Mr. Margolis terminated the Management Agreement in the event that

Cherokee breached the Management Agreement, including following a change in control, capping the total amount payable to Mr. Margolis in either of such events at $6,000,000; (d) it eliminates Cherokee's requirement to pay such lump sum payment pursuant to the Management Agreement as a result of an early termination event that occurs after Fiscal 2012; (e) it contemplates an orderly transition of the role of Cherokee's Chief Executive Officer while still allowing Cherokee to retain the services of Mr. Margolis in an executive capacity during Fiscal 2012 and in any fiscal year in which the Management Agreement is extended; and (f) it eliminates the uncertainty of the existing Management Agreement automatically extending by its terms and provides Cherokee with flexibility regarding the termination date of the Management Agreement and Mr. Margolis' services as Executive Chairman, as the Proposed Amendment provides that the Management Agreement will terminate as of January 31, 2012 unless Cherokee's Nominating Committee elects to extend the Management Agreement for one or more additional fiscal years. As a result of all of these factors, and after extensive negotiation between the Compensation Committee and Mr. Margolis, the Compensation Committee has concluded that the Proposed Amendment serves the best interests of the Company and its stockholders by enhancing the likelihood of continued financial success under Mr. Margolis' leadership, while also reducing the potential cost of this leadership and thereby providing potentially significant cost savings to the Company and its stockholders.

        If the Proposed Amendment is not approved by stockholders, then the Management Agreement will continue in effect in accordance with its terms and the Proposed Amendment will not become effective. In such case, it is possible that Mr. Margolis will not provide his services to us in any capacity beyond the current expiration date of the Management Agreement of February 1, 2011, unless the financial benchmarks required for the date to be extended for one year are achieved during Fiscal 2011 and provided Mr. Margolis is willing to continue to serve Cherokee under the terms of the existing Management Agreement. Conversely, it is also possible that the existing Management Agreement will be extended to February 1, 2012 in the event that the financial benchmarks for Fiscal 2011 to extend the existing Management Agreement are met, thereby allowing Mr. Margolis to be eligible for base salary and performance bonus compensation that significantly exceeds the total base salary and performance bonus compensation that Mr. Margolis will be eligible to receive for Fiscal 2012 as a result of the Proposed Amendment.

Overview of the Proposed Amendment

        The Proposed Amendment effects the following principal changes to the Management Agreement, which are to become effective as of the date that the Company's stockholders approve the Amendment (currently scheduled for June 4, 2010) (the "Stockholder Approval Date"):

  •
  The provisions regarding extension of the term, as amended in August 28, 2007, are further amended such that the expiration date is extended one year, from February 1, 2011 to February 1, 2012, whether or not the performance measures required to extend this expiration date for another year are achieved during Cherokee's fiscal year ending January 29, 2011 ("Fiscal 2011"). Thereafter, the term of the Management Agreement may be extended by one or more additional fiscal years, as described below.

  •
  On February 1, 2011, Mr. Margolis shall cease to be Chief Executive Officer of the Company, and he shall be appointed and serve as Executive Chairman of Cherokee's Board of Directors from that date until January 31, 2012 (or such earlier date as Mr. Margolis voluntarily resigns or becomes unable to serve due to his death or disability) (the "Initial Chair Service Period").

  •
  In January 2012, and in January of any Subsequent Chair Service Period (as defined below), the Company's Nominating Committee, which shall then be comprised of all of the independent directors (as that term is defined under the rules of the Nasdaq Stock Market) then serving on the Company's Board of Directors, shall meet and determine in its sole discretion whether to elect (by majority approval) to extend Mr. Margolis' service as Executive Chairman for the following fiscal year. Any such period following the Initial Chair Service Period during which the Nominating Committee has elected to extend Mr. Margolis' service as Executive Chairman is referred to herein as a "Subsequent Chair Service Period".

  •
  During the Initial Chair Service Period and in any Subsequent Chair Service Period, Mr. Margolis shall remain an employee of Cherokee and shall perform such services and have such executive powers as are reasonable and necessary to carry out the responsibilities assigned to him by the Board of Directors.

  •
  The total annual base and performance bonus compensation due to Mr. Margolis for the Initial Chair Service Period shall not exceed $2.26 million and in any Subsequent Chair Service Period is not to exceed $2.02 million.

  •
  Mr. Margolis is to receive a non-qualified, non-plan option to purchase 100,000 shares of Cherokee's common stock at an exercise price equal to the closing fair market price of Cherokee's common stock on the Stockholder Approval Date, which would vest in two equal installments on January 31, 2011 and January 31, 2012 and become fully vested in the event of a change in control of Cherokee, and would expire on the fifth anniversary of the Stockholder Approval Date.

  •
  If, during the Initial Chair Service Period, the Management Agreement is terminated by Cherokee without cause or by Mr. Margolis as a result of Cherokee's breach of the Management Agreement, or in the event of a change in control of Cherokee that occurs during the Initial Chair Service Period or following the Initial Chair Service Period pursuant to definitive agreement executed by Cherokee during the Initial Chair Service Period (each of such events, an "Early Termination Event"), then Mr. Margolis shall be entitled to receive a lump sum payment of $6,000,000 in full satisfaction of all payments that might otherwise be due to Mr. Margolis pursuant to the Management Agreement (such lump sum payment, the "Termination Payment"). The Termination Payment shall not be payable as a result of an Early Termination Event that occurs in a Subsequent Chair Service Period (other than the case in which a change of control is consummated in a Subsequent Chair Service Period as a result of a definitive agreement executed by Cherokee during the Initial Chair Service Period).

  •
  Following Mr. Margolis' service as Executive Chairman pursuant to the Management Agreement, and for so long as Mr. Margolis continues to serve as a member of the Company's Board of Directors, Mr. Margolis will be entitled to participate in Board compensation programs consistent with other members of the Board.

SUMMARY OF THE EXISTING MANAGEMENT AGREEMENT

Overview

        Mr. Margolis' management services as the Company's Chairman of the Board and Chief Executive Officer are provided pursuant to the Management Agreement. The Management Agreement, as amended to date, is attached as Appendix A to this Proxy Statement. The following description is not complete and is qualified by reference to the full text of the Management Agreement.

Annual Compensation: Base Salary and Performance Bonus

        Mr. Margolis has received the following base salary and performance bonus payments for the fiscal years included in the table below under the current terms of the Management Agreement. Mr. Margolis' base salary is subject to adjustment annually based on a local consumer price index, and Mr. Margolis' performance bonus is calculated based on Cherokee's annual financial performance in accordance with footnote (1) to the table below. For Fiscal 2011, Mr. Margolis is expected to receive a performance based bonus similar to what he received for Fiscal 2010, based upon the results for Fiscal 2011, and irrespective of whether the Proposed Amendment is adopted. If the existing Management Agreement is extended for Fiscal 2012 as a result of Cherokee's financial performance for Fiscal 2011, Mr. Margolis' base salary is subject to increase and Mr. Margolis' performance bonus for Fiscal 2012 will be calculated in accordance with footnote (1) below based on Cherokee's financial performance for Fiscal 2012. However, if the Proposed Amendment is adopted, for Fiscal 2012 the total base salary and performance bonus compensation payable to Mr. Margolis would not exceed $2.26 million, and for each fiscal year thereafter in which Mr. Margolis serves as Cherokee's Executive Chairman, the performance bonus would be capped such that the total base salary and performance bonus compensation payable to Mr. Margolis would not exceed $2.02 million.

Management Agreement Compensation to Robert Margolis

Name/Position	Fiscal Year	Base Salary		Performance Bonus(1)
As Executive Chairman only (if Proposed Amendment passes)	2013 and beyond(2)	$804,000	(2)	Up to a maximum of $1,216,000(2)
As Executive Chairman only (if Proposed Amendment passes)	2012	$804,000	(2)	Up to a maximum of $1,456,000(2)
As Chairman and CEO	2011	$804,000		To be determined
As Chairman and CEO	2010	$790,000		$2,536,000
As Chairman and CEO	2009	$790,000		$2,902,000
As Chairman and CEO	2008	$760,000		$3,382,000
As Chairman and CEO	2007	$737,000		$8,002,000
As Chairman and CEO	2006	$760,000		$3,681,000

(1)
The Management Agreement provides for payment of an annual performance bonus for each fiscal year in which the Company's EBITDA is at least $5.0 million equal to (x) 10% of the Company's EBITDA for such fiscal year in excess of $2.5 million up to $10.0 million, plus (y) 15% of the Company's EBITDA for such fiscal year in excess of $10.0 million.

(2)
If the Proposed Amendment is approved by Cherokee's stockholders, Mr. Margolis' base salary for Fiscal 2012 and in any Subsequent Chair Service Periods will remain at $804,000, and the performance bonus payable to Mr. Margolis will be calculated in accordance with the formula noted in footnote (1) above, subject to a maximum amount of: (i) $2.26 million in total compensation for Fiscal 2012, and (ii) $2.02 million in total compensation from base salary and the performance bonus for any future fiscal year in which the Management Agreement is extended. In addition, if Cherokee's stockholders approve the Proposed Amendment, Mr. Margolis will receive a five-year non-qualified, non-plan stock option to purchase 100,000 shares of Cherokee's common stock with an exercise price equal to the closing market price on the Stockholder Approval Date, and vesting in two equal installments on January 31, 2011 and January 31, 2012.

Term of the Management Agreement

        Without giving effect to the Proposed Amendment, the Management Agreement will terminate at the end of Fiscal 2011 unless the Company's consolidated pre-tax earnings for Fiscal 2011 (setting aside certain extraordinary transactions and related expenses as described in the Management Agreement) as set forth in its audited financial statements: (a) are no less than 80% of the consolidated pre-tax earnings contained in the budget submitted to and approved by the Compensation Committee for Fiscal 2011, and (b) are also no less than the consolidated pre-tax earnings for Fiscal 2010 (the "Extension Threshold"). If such financial benchmarks are met, however, and without giving effect to the Proposed Amendment, the Management Agreement will automatically extend for Fiscal 2012, and a similar test will be applied in determining whether or not the Management Agreement will extend for Fiscal 2013, and in each year thereafter assuming the Management Agreement continues to extend for additional fiscal years. There may be any number of such extensions if the foregoing tests are met for each applicable fiscal year.

        Given the current economic climate and Cherokee's anticipated results for Fiscal 2011, it is reasonably likely that, unless the Proposed Amendment is approved by stockholders, the Management Agreement may terminate on February 1, 2011, as pre-tax income for Fiscal 2011 may not exceed pre-tax income of Fiscal 2010. Conversely, it is also possible that the existing Management Agreement will be extended to February 1, 2012 in the event that the financial benchmarks for Fiscal 2011 to extend the existing Management Agreement are met, thereby allowing Mr. Margolis to be eligible for base salary and performance bonus compensation that significantly exceeds the total base salary and performance bonus compensation that Mr. Margolis will be eligible to receive as a result of the Proposed Amendment. If Cherokee's stockholders approve the Proposed Amendment, then the Management Agreement will be automatically extended by one year to February 1, 2012, and Mr. Margolis will serve as Executive Chairman only during Fiscal 2012 and in any Subsequent Chair Service Periods. The foregoing table above documents the historical bonus compensation previously earned by Mr. Margolis, and the maximum amount of base and bonus compensation of $2.26 million that can be earned in Fiscal 2012, or in any Subsequent Chair Service Periods of $2.02 million in the event that the Proposed Amendment is adopted.

Composition of the Board of Directors

        The existing Management Agreement provides Mr. Margolis shall serve as the Chairman of Cherokee's Board of Directors and provides Mr. Margolis with certain rights to designate one or more additional members of Cherokee's Board of Directors (an "Investor Director"). Mr. Margolis has waived all of his rights under the existing Management Agreement with respect to the nomination, election or appointment of an Investor Director to the Board of Directors until Cherokee's 2011 annual meeting of stockholders.

Events of Termination

        Mr. Margolis may terminate the Management Agreement if the Company materially breaches any of the terms and conditions of the Management Agreement or fails to perform its material obligations thereunder, as set forth in the Management Agreement. In addition, Cherokee's Board of Directors may terminate the Management Agreement at any time with or without cause, as set forth in the Management Agreement. The Management Agreement will terminate immediately upon Mr. Margolis' death and may be terminated by the Board of Directors if Mr. Margolis fails to render services to the Company for a substantially continuous period of six months because of Mr. Margolis' physical or mental disability during such period.

Payments to Mr. Margolis if the Management Agreement is Terminated

        In addition to certain payments that are payable to Mr. Margolis in the event the Management Agreement is terminated for any reason by either the Company or by Mr. Margolis (including accrued base salary, accrued performance bonus, reimbursement of all expenses, and ongoing indemnification and insurance coverage), if the Company terminates the Management Agreement without cause or if Mr. Margolis terminates the Management Agreement as a result of Cherokee's breach, including following a change in control, the Company will pay Mr. Margolis a lump sum in cash equal to three times the sum of (a) Mr. Margolis' base compensation at the rate in effect at the date of the termination and (b) the performance bonus paid to Mr. Margolis for the preceding fiscal year (the "Termination Payment"). Mr. Margolis' current annual base compensation (in Fiscal 2011) is $804,000 and his performance bonus for Fiscal 2010 was approximately $2.5 million. For Fiscal 2011, and irrespective of whether the Proposed Amendment is adopted by Cherokee's stockholders, the Termination Payment, if applicable, will be calculated in accordance with the foregoing and would entitle Mr. Margolis to a lump sum payment of approximately $10.0 million based on Mr. Margolis' current base salary and Fiscal 2010 performance bonus. In the event that the Proposed Amendment is not adopted, the Termination Payment would be similarly calculated for Fiscal 2012 in the event that the existing Management Agreement is extended to January 31, 2012 as a result of Cherokee's financial performance for Fiscal 2011. However, for Fiscal 2012, the total amount payable to Mr. Margolis in the case of such events will be fixed at $6,000,000 in the event that the Proposed Amendment is approved by Cherokee's stockholders and no such amount shall be payable as a result of the occurrence of such events in a Subsequent Chair Service Period (other than the case in which a change of control is consummated in a Subsequent Chair Service Period as a result of a definitive agreement executed by Cherokee during the Initial Chair Service Period).

Cap on Payments Contingent on a Change in Control

        If any payments to Mr. Margolis under the Management Agreement are determined to result in the non-deductibility of some or all of such payments under Section 280G of the Code, the payments to Mr. Margolis will be reduced to the maximum amount that is payable without causing such payments to be nondeductible by the Company.

DESCRIPTION OF THE PROPOSED AMENDMENT

        The Proposed Amendment is attached as Appendix B to this Proxy Statement. The following description is not complete and is qualified by reference to the full text of the Proposed Amendment.

Deletion of Section 1—Term; New Section 2.3—Planned Continuation

        The Proposed Amendment, if approved by Cherokee's stockholders, would eliminate the existing provision regarding the Extension Threshold and automatically extend the term of the Management Agreement by one year, to February 1, 2012, whether or not the Extension Threshold is achieved during Fiscal 2011. On February 1, 2011, Mr. Margolis shall cease to be Chief Executive Officer of the Company, and he shall be appointed and serve as Executive Chairman of the Company's Board of Directors from that date until January 31, 2012 (or such earlier date as Mr. Margolis voluntarily resigns or becomes unable to serve due to his death or disability). (The foregoing period during which Mr. Margolis serves as Executive Chairman is hereinafter referred to as the "Initial Chair Service Period".) In January 2012, and in January of any Subsequent Chair Service Period (as defined below), the Company's Nominating Committee, which shall then be comprised of all of the independent directors (as that term is defined under the rules of the Nasdaq Stock Market) then serving on the Company's Board of Directors, shall meet and determine in its sole discretion whether to elect (by majority approval) to extend Mr. Margolis' service as Executive Chairman for the following fiscal year. Any such period following the Initial Chair Service Period during which the Nominating Committee has elected to extend Mr. Margolis' service as Executive Chairman is referred to herein as a "Subsequent Chair Service Period". During the Initial Chair Service Period and any Subsequent Chair Service Period, Mr. Margolis shall remain an employee of the Company and shall perform such services and have such executive powers as are reasonable and necessary to carry out the responsibilities assigned to him by the Board of Directors.

New Section 3.6—Compensation During and Following Initial Chair Service Period and any Subsequent Chair Service Period

        The Proposed Amendment adds a new Section 3.6 to the Management Agreement, which provides for a maximum amount of $2.26 million in total base salary and performance bonus compensation payable to Mr. Margolis during the Initial Chair Service Period, and for a maximum amount of $2.02 million in total base salary and performance bonus compensation payable to Mr. Margolis during any Subsequent Chair Service Period. During the Initial Chair Service Period and in any Subsequent Chair Service Periods, Mr. Margolis' base salary will be $804,000. The performance bonus shall continue to be calculated through the formulas as currently described in the Management Agreement, but the performance bonus is limited to a maximum of $1.456 million in Fiscal 2012, and $1.216 million in any Subsequent Chair Period as a result of the limits on overall base salary and bonus compensation of $2.26 million for the Initial Chair Service Period and $2.02 million in any Subsequent Chair Service Period. Such compensation shall be reduced pro rata in the event that Mr. Margolis voluntarily resigns or becomes unable to serve on the Board due to his death or disability after (i) in the case of the Initial Chair Service Period, January 31, 2011 but prior to January 31, 2012 or (ii) in the case of any Subsequent Chair Service Period, the beginning of such Subsequent Chair Service Period but prior to the last day of the fiscal year corresponding to such Subsequent Chair Service Period. Following Mr. Margolis' service as Executive Chairman pursuant to the Management Agreement and for so long as Mr. Margolis continues to serve as a member of the Company's Board of Directors, he shall be entitled to participate in Board compensation programs consistent with other members of the Board.

New Section 3.7—Equity Compensation

        The Proposed Amendment adds a new Section 3.7 to the Management Agreement, which provides for the grant to Mr. Margolis of a five-year non-qualified, non-plan option to purchase 100,000 shares of the Cherokee's common stock on the Stockholder Approval Date, if so approved. The exercise price per share will be equal to the closing sale price of the common stock on the Stockholder Approval Date. The option shall vest contingent on Mr. Margolis' continued service as a member of the Board in two equal installments, on January 31, 2011 and January 31, 2012, and will be accelerated in the event that Cherokee experiences a change in control. The option shall be exercisable until the fifth anniversary of the Stockholder Approval Date.

New Section 10.4 Revised Termination Payment from Change in Control

        The Proposed Amendment provides that, during the Initial Chair Service Period, if Cherokee consummates a change in control or enters into a definitive agreement that results in a change in control following the Initial Chair Service Period, or if the Management Agreement is terminated by Cherokee without cause or by Mr. Margolis in the event that Cherokee breaches its obligations under the Management Agreement (each, an "Early Termination Event"), then Mr. Margolis shall be entitled to a payment of $6.0 million in lieu of (and in full satisfaction of) the payments that might otherwise be due to him pursuant to the Management Agreement (such payment, the "Early Termination Payment"). Cherokee shall not be obligated to pay the Early Termination Payment to Mr. Margolis under the Management Agreement if any of such Early Termination Events occurs following the Initial Chair Service Period, whether or not Mr. Margolis' service as Executive Chairman is extended for one or more Subsequent Chair Service Periods (other than the case in which a change of control is consummated in a Subsequent Chair Service Period as a result of a definitive agreement executed by Cherokee during the Initial Chair Service Period).

Addition to Section 12.11—Permitted Assignment by Cherokee

        The Proposed Amendment provides that the Company shall be permitted to assign the Management Agreement without the consent of Wilstar following the conclusion of the Initial Chair Service Period.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting is required to approve the adoption of the Proposed Amendment to the Management Agreement. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote cast against this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum and will not affect the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
APPROVAL OF THE PROPOSED AMENDMENT TO THE MANAGEMENT AGREEMENT.

 ITEM 4.    APPROVAL OF AMENDMENT TO THE COMPANY'S EXISTING EQUITY
INCENTIVE PLANS

        At the Annual Meeting, the stockholders will be asked to approve an amendment (the "Amendment") to the Company's 2006 Incentive Award Plan (the "2006 Plan") to increase the maximum number of shares of common stock issuable under the 2006 Plan by 500,000 shares to a total of 750,000 shares (subject to adjustment upon certain changes in the capital structure of Cherokee and excluding shares that were previously reserved for issuance under the 2003 Plan and which may be issuable pursuant to the 2006 Plan) (the "Increase"), as the current aggregate number of shares available for grant pursuant to the Company's 2003 Incentive Award Plan (as amended in 2006 with the adoption of the 2006 Plan) (the "2003 Plan") and the 2006 Plan is only 2,291. If implemented, the Increase would permit the Company's Compensation Committee to continue to utilize additional future stock option grants and other equity incentive awards as a method for attracting and retaining management talent, employees and consultants. If the Company's stockholders do not approve the Amendment, the Increase will not take effect and the Company will have to consider alternative methodologies for retaining and attracting such individuals.

        In addition, and as part of the Amendment, the 2003 Plan and the 2006 Plan (collectively, the "Plans") will be amended to expand the express requirement of stockholder approval as it currently applies to repricings and option exchanges so that stockholder approval is also expressly required for (i) any reduction in the exercise price of any stock appreciation right, and (ii) the cancellation of options and stock appreciation rights at a time when the exercise price of the award exceeds the fair market value of the underlying shares of common stock subject to the award in exchange for another option, stock appreciation right, other stock award or cash payment that has a per share price that is lower than the original award, except, in each case, in connection with a change in our capitalization, such as a stock split or a recapitalization, merger or certain other corporate transactions (the "Exchange Prohibition").

Reasons for the Increase

        The Compensation Committee and the Board of Directors believe that in order to successfully attract and retain the best possible candidates for positions of responsibility, we must continue to offer a competitive equity incentive program. The Compensation Committee and Board of Directors believe that additional shares must be made available as our inability to offer equity compensation to our existing and new employees would seriously impact our ability to hire and retain employees. The Compensation Committee uses equity compensation as an important form of long-term compensation, and the Compensation Committee views such practice as critical to achieving its compensation objectives for executives and the broader employee population. As of April 20, 2010, a total of 2,291 shares remain available for grant pursuant to the 2006 Plan, comprised of 625 shares which have been reserved for issuance pursuant to the 2003 Plan and 1,666 shares which have been reserved for issuance pursuant to the 2006 Plan. The Company believes that adoption of the Amendment to permit the Increase would enable the Compensation Committee to take future actions to provide meaningful and appropriate financial incentives to the Company's employees and eligible officers and potential new employees.

        Accordingly, on March 24, 2010, the Compensation Committee unanimously adopted, subject to stockholder approval, the Increase. The Company believes that the adoption of the Increase will enable the Company to provide appropriate equity incentives to the Company's employees, who are the Company's most important resource and are critical to the future growth of the Company. Stock options are an important part of the Company's compensation program because they help motivate and reward the employees' efforts to increase the success and growth of the Company. By granting stock options or other equity awards to employees, the Company further aligns the interests of the employees with those of the stockholders and motivates the employees to remain employed with the Company. In addition, the use of stock options or other equity awards as an element of compensation allows the Company to conserve cash for other uses.

        In the event that the Proposed Amendment to the Management Agreement as described in Proposal 3 above is approved by Cherokee's stockholders, Mr. Margolis will receive a grant of 100,000 options to purchase Cherokee's Common Stock irrespective of whether the Increase is similarly approved by Cherokee's stockholders, as the Proposed Amendment contemplates that the issuance of such stock options to Mr. Margolis will not be made pursuant to any of Cherokee's existing equity incentive plans.

        In addition, the Compensation Committee unanimously approved, subject to stockholder approval, the Exchange Prohibition. The Exchange Prohibition to the Plans will restrict the use of the Plans and reinforce our commitment to practices that we believe constitute higher standards for the market in which we operate.

Reasons for Stockholder Approval

        The Board of Directors and the Compensation Committee are seeking stockholder approval of the Amendment in order to satisfy the terms of the Plans and applicable rules of the NASDAQ Global Market in order to effect the Increase, and as a matter of good corporate governance regarding the Exchange Prohibition.

Summary of Material Terms

        Timing.    If the Amendment is approved, the Amendment will be effective as of the date that stockholders approved the Amendment.

Description of the Amendment

        The Amendment would amend the 2006 Plan by amending and restating the second sentence of Section 2.1(a) of the 2006 Plan to read as follows:

  "The aggregate number of shares which may be granted pursuant to awards under the Plan shall not exceed Seven Hundred Fifty Thousand (750,000)."

        In addition, the Amendment would amend the Plans by amending and restating Section 12.2(d) of the Plans to read as follows:

  "(d) Notwithstanding any provision in this Plan to the contrary but except as otherwise permitted by Section 12.3 of the Plan, the following actions shall require stockholder approval: (i) the reduction of the exercise price of any Option or Stock Appreciation Right granted under the Plan or (ii) the cancellation of an Option or Stock Appreciation Right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option, Stock Appreciation Right, other Award or cash payment. Notwithstanding the foregoing, canceling an Option or Stock Appreciation Right in exchange for another Option, Stock Appreciation Right or other Award with an exercise price or purchase price that is equal to or greater than the exercise price of the original Option shall not be subject to stockholder approval."

Effect on Stockholders

        We are not able to predict the effect of the Increase on our stockholders because we are unable to predict the future stock option grants or other equity awards which may be issued as a result of the Increase. Generally, stock options and other equity awards have a dilutive effect on the percentage ownership of the Company held by existing stockholders. As of April 20, 2010, options to purchase an aggregate of 427,778 shares of the Company's common stock were outstanding under the Plans, with a weighted average exercise price of $19.30 per share.

Summary of the Plans

        The following summary of the Plans is qualified in its entirety by the specific language of the Plans, a copy of which is available to any stockholder upon request.

        Overview.    The Plans in current form were approved at the June 2006 Annual Meeting of Stockholders. Under the Plans, and without giving effect to the Increase, the Company is authorized to grant up to a combined total of 500,000 shares of common stock in the form of incentive and nonqualified stock options, restricted stock awards, stock appreciate rights and other stock-based awards, 250,000 of which were authorized under the 2003 Plan prior to its amendment in 2006 with the adoption of the 2006 Plan, and 250,000 of which were added with the adoption of the 2006 Plan. In addition, the Company is also authorized to grant any shares that could again be optioned, granted or awarded under the terms of the 2003 Incentive Award Plan as in effect immediately prior to the adoption of the Plans. The maximum number of shares which may be subject to grant under the Plans to any individual in any calendar year cannot exceed 100,000. The principal purpose of the Plans is to provide an additional incentive for our directors, employees and consultants and those of our subsidiaries to further our growth development and financial success and to enable us to obtain and retain their services. The Compensation Committee of the Board or another committee thereof (the "Committee") administers the Plans with respect to grants to our employees or consultants and the full Board administers the Plans with respect to grants to independent directors. Under the Plans, restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Board or Committee. The vesting period and term for options granted under the Plans shall be set by the Committee, with the term being no greater than 10 years, and the options generally will vest over a specific time period as designated by the Committee upon the awarding of such Options. On February 1, 2010, we granted stock options under the Plans to purchase 267,000 shares of common stock at an exercise price of $16.08. During Fiscal 2010, we did not make any stock option grants. During Fiscal 2009, we granted options under the Plans to purchase 105,000 shares of common stock at an exercise price of $22.70. As of April 20, 2010, we have 2,291 shares available for grants of options under the Plans. In the event that any outstanding option granted under the Plans expires or is terminated (forfeited), the shares of common stock allocable to the unexercised portion of the option shall then become available for grant in the future, until the Plans expire on April 28, 2016.

        Term.    The Plans in current form became effective on April 28, 2006 and will expire on April 28, 2016. No Award may be made under the Plans after their expiration date, but Awards made prior thereto may extend beyond that date.

        Administration.    The Committee administers the Plans with respect to grants to employees or consultants of the Company and the full Board administers the Plans with respect to Director Awards. The Committee will consist of at least two members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the terms and conditions of the Plans, the Board or Committee has the authority to select the persons to whom awards under the Plans are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Plans. Similarly, the Board has discretion to determine the terms and conditions of awards that are issued to directors ("Director Awards") and to interpret and administer the Plans with respect to Director Awards. The Committee (or the Board with respect to Director

Awards) is also authorized to adopt, amend and rescind rules relating to the administration of the Plans. However stockholder approval will generally be obtained to the extent necessary and desirable to comply with any applicable law, regulation or securities exchange rule, and stockholder approval will also be obtained for any amendment to the Plans that increases the number of shares available under the Plans (other than any adjustment permitted by the Plans in connection with certain changes in capital structure), permits the Committee to grant options with an exercise price that is below fair market value on the date of grant, permits the Committee to extend the exercise period for an option beyond ten years from the date of grant, or expands the class of persons who are eligible to participate in the Plans. In addition, as amended, the Plans would prohibit the following actions without stockholder approval: (i) any reduction in the exercise price of any option or stock appreciation right, and (ii) the cancellation of options and stock appreciation rights at a time when the exercise price of the award exceeds the fair market value of the underlying shares of common stock subject to the award in exchange for another option, stock appreciation right, other stock award or cash payment that has a per share price that is lower than the original award, except, in each case, in connection with a change in our capitalization, such as a stock split or a recapitalization, merger or certain other corporate transactions. The Plans also provide that if the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Committee may adopt amendments to the Plans and the applicable Award agreement, or adopt other policies and procedures, or take any other actions that the Committee deems necessary to exempt the Award from Code Section 409A or to comply with the requirements of Code Section 409A.

        Eligibility.    Awards under the Plans may be granted to individuals who are then officers or other employees of the Company or any of its subsidiaries. Such Awards also may be granted to consultants of the Company selected by the Committee for participation in the Plans. Independent directors of the Company may be granted nonqualified stock options, restricted stock awards, stock appreciation rights and other stock-based awards by the Board.

        Shares Available for Grant and Limitation on Awards.    Under the Plans, and without giving effect to the Increase, not more than a combined total of 500,000 shares of common stock (or the equivalent in other equity securities) are authorized for grant pursuant to Awards, 250,000 of which were authorized under the 2003 Plan prior to its amendment in 2006 with the adoption of the 2006 Plan, and 250,000 of which were added with the adoption of the 2006 Plan. In addition, the Company is also authorized to grant any shares that could again be optioned, granted or awarded under the terms of the 2003 Incentive Award Plan as in effect immediately prior to the adoption of the Plans in their current form. Furthermore, the maximum number of shares which may be subject to Awards granted under the Plans to any individual in any calendar year cannot exceed 100,000. The maximum amount of cash compensation payable pursuant to one or more Awards under the Plans in any fiscal year to any individual may not exceed $500,000. The shares subject to the Plans may be authorized and unissued shares or treasury shares.

        To the extent that an Award expires or lapses for any reason, or is settled in cash, any shares subject to the Award may again be available for new grants under the Plans. The Plans prohibit shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award from being available for subsequent grant under the Plans.

        Awards Under the Plans.    The Plans provide for the grant of incentive stock options, nonqualified stock options and restricted stock, as well as performance-based cash bonuses, stock appreciation rights, performance shares, stock units and other stock-based awards (collectively, "Awards"). Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

        Performance-Based Bonuses.    The Plans authorize the Committee to award cash bonuses ("Performance-Based Bonuses") which will be contingent on the attainment of performance goals that are established by the Committee and relate to performance criteria for a specified date(s) or period(s) determined by the Committee. Any performance-based bonus paid to a "covered employee" within the meaning of Code Section 162(m) will be a performance-based award intended to qualify under Section 162(m).

        Nonqualified Stock Options ("NQSOs"). NQSOs will provide for the right to purchase common stock at a specified price which, under the terms of the Plans may not be less than fair market value on the date of grant, and generally become exercisable in the discretion of the Committee (or the Board with respect to Director Awards) in one or more installments after the grant date, subject to the participant's continued provision of services to the Company and/or subject to the satisfaction of individual or Company performance targets established by the Committee. NQSOs may be granted for any term specified by the Committee.

        Incentive Stock Options ("ISOs"). ISOs are designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must be exercised within a specified period of time following the optionee's termination of employment in order to retain ISO status, and must expire within ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Plans provide that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

        The Plans do not provide for the Committee's authority to extend the term of any outstanding option in connection with any termination of service of the optionee or to accelerate the vesting of an option. Moreover, the Plans prohibit participants from paying the exercise price of an option with a loan from the Company or with a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

        Restricted Stock.    Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Board or Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. The Plans impose a minimum vesting requirement under which restrictions on shares of restricted stock generally will lapse no earlier than 3 years from the date of grant on a prorated basis, unless the lapsing of the restrictions is tied to the performance of the Company (or one or more of its divisions or units), in which case the Committee may determine to have the restrictions lapse after 1 year from the date of grant. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

        Stock Appreciation Rights.    The Plans provide for the grant of stock appreciation rights. A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the right over the fair market value of a share of common stock on the date of grant of the right, subject to any limitations the Committee may impose and any applicable tax withholding. Payment of such amount may be made in cash, in shares or a combination of both, as determined by the Committee.

        Other Stock-Based Awards.    The Plans provide for the grant of Awards that are not described above and that are related to shares of the Company's common stock ("other stock-based awards"). These other stock-based awards may include, but are not limited to, performance shares and stock units. Performance shares will be denominated in a number of shares and may be linked to performance criteria on a specified date(s) or period(s) of time as determined appropriate by the

Committee. Stock units will be valued, in whole or in part, based on the fair market value of the shares, and each stock unit will consist of a bookkeeping entry representing an amount equivalent to the fair market value of one share. Payments with respect to other stock-based awards will be made in cash, shares or a combination of both, as determined by the Committee.

        The Committee in its discretion will set the term and exercise price or purchase price, as applicable, of any performance share award, stock unit award or other stock-based award, provided that such price generally will not be less than the par value of a share on the date of grant. Performance share awards, stock unit awards and other stock-based awards will generally only be exercisable or payable while the participant is an employee of the Company or any of its subsidiaries.

        Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.    The Plans provide that the Committee (or the Board with respect to Director Awards) may make adjustments to prevent dilution or enlargement of the Awards, benefits or potential benefits intended to be made available under the Plans upon an event that, in the sole discretion of the Committee (or the Board with respect to Director Awards) affects the Company's common stock such that an adjustment is determined to be appropriate. Such events include any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or changes in applicable laws, regulations, or accounting principles. Upon such an event, the Plans authorize the Committee (or the Board with respect to Director Awards) to adjust the number and kind of shares of common stock (or other securities or property) with respect to which Awards may be granted or awarded, the number and kind of shares of common stock (or other securities or property) subject to outstanding Awards, and the grant or the exercise price with respect to any Award. Upon such an event, whenever the Committee (or the Board with respect to Director Awards) determines that an adjustment is appropriate in order to prevent dilution or enlargement of the Awards, benefits or potential benefits intended to be made available under the Plans, the Committee (or the Board with respect to Director Awards) may:

  •
  cancel any Award for an amount of cash (or other rights or property) equal to the amount that could have been attained upon the exercise of such Award;

  •
  provide that the Award cannot vest, be exercised or become payable after such event;

  •
  provide that such Award shall be exercisable as to all shares covered thereby;

  •
  provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or substituted for by similar options, rights, or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

  •
  make adjustments in the number and type of shares of common stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding restricted stock, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future; and

  •
  provide that, for a specified period of time prior to such event, the restrictions imposed upon some or all shares of restricted stock or common stock may be terminated and some or all shares of such restricted stock or common stock may cease to be subject to repurchase after such an event.

        Except as otherwise provided in any applicable Award agreement or other written agreement between the Company and a participant, if a change in control (as defined in the Plans) occurs and a participant's Awards are not converted, assumed or replaced by a successor entity, then immediately prior to the change in control, such Awards will become fully exercisable and all forfeiture restrictions on such Awards will lapse.

        The Plans do not authorize adjustments that would cause Awards intended to qualify as performance-based compensation to fail to so qualify. Moreover, the Plans do not authorize an adjustment or action that would cause the Plans to violate Code Section 422(b)(1) or that would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Committee (or the Board with respect to Director Awards) determines that the Award is not to comply with such exemptive conditions. The Plans also do not authorize adjustments that would cause Awards to constitute non-qualified deferred compensation subject to Code Section 409A.

        Amendment of the Plans.    The Board may modify or amend, suspend, or terminate the Plans at any time, provided that, without stockholder approval, no such amendment shall be made that shall (i) increase the maximum number of shares which may be issued under the Plans, (ii) permit the Committee to grant options with an exercise price that is below fair market value on the date of grant, (iii) permit the Committee to extend the exercise period for an option beyond ten years from the date of grant, or (iv) expand the class of persons who are eligible to participate in the Plans. Further, prior to the Amendment, the Plans provided that, except in certain circumstances, no option could be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

        Certain Federal Income Tax Consequences.    The following is only a summary of certain United States federal income tax consequences to recipients of awards under the Plans and is for general information purposes only. This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations. Furthermore, this summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Code Section 409A to the extent an award is subject to and does not satisfy the rules promulgated thereunder, nor does it describe state, local or foreign tax consequences. This summary does not consider the United States federal income tax consequences to recipients in light of their individual circumstances or to recipients subject to special treatment under the federal income tax laws. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF AWARDS UNDER THE PLANS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.

        Optionees receiving nonstatutory stock options under the Plans will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long-term capital gains based on the taxpayer's income and the length of the taxpayer's holding period.

        Optionees receiving incentive stock options granted under the Plans will not recognize income upon grant or qualifying exercise of the option under the Code unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of either of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

        The recipient of a restricted stock award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

        Recipients of stock appreciation rights, restricted stock units, performance shares or units, and cash awards will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery following vesting of the award.

        Subject to certain limitations, and except with respect to awards of incentive stock options (unless there is a disqualifying disposition), the Company is entitled to a deduction for Federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an award at the time such income is recognized. However, the deduction of compensation paid to certain executives may be subject to a $1,000,000 annual limit under Section 162(m) of the Code.

        As discussed above, under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company's "covered employees" (generally, the principle executive officer (or anyone acting in such capacity) and the three highest paid officers for the relevant taxable year, other than the principle financial officer). Certain performance-based compensation is exempt from this deduction limit if it meets the requirements of Code Section 162(m), including a requirement that payment of the compensation be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m). In addition, to qualify as performance-based compensation, the compensation (or the plan under which it is granted, including the possible performance goals that may be used) must have been approved by stockholders, there must be a limit on the amount of compensation that may be paid to an employee during a specified period of time, and achievement of the applicable performance goals must be substantially uncertain at the time the individual awards are established. Finally, Code Section 162(m) imposes certain independence requirements on the members of the Board-level committee administering the performance-based compensation program.

        Any deferrals made under the Plans, including awards granted under the Plans that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments and distributions. The Company intends to attempt to structure any deferrals and awards under the Plans to meet the applicable tax law requirements.

        The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options, restricted shares, stock appreciation rights or restricted stock units, or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder's death.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting is required to approve the adoption of the Amendment. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote cast against this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum and will not affect the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE COMPANY'S EXISTING EQUITY AWARD PLANS

 CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

        The business affairs of the Company are managed under the direction of the Board of Directors, although the Board of Directors is not involved in the Company's day-to-day operations. During Fiscal 2010, the Board of Directors met three times and took action by written consent on five occasions. Each director attended all Board of Directors and applicable committee meetings during Fiscal 2010. The Company encourages all of its directors to attend annual meetings of stockholders. All directors attended the 2009 annual meeting of stockholders.

        The Board of Directors does not currently provide a process for stockholders to send communications directly to the Board of Directors. However, stockholders may send communications to the Secretary c/o Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406, who will forward any received communications to the Board of Directors.

        The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee (which was established in February 2010).

Audit Committee

        The primary functions of the Company's Audit Committee are: to select, evaluate and, where appropriate, replace a firm of independent certified public accountants to conduct, among other things, the annual audit of the Company's books and records; to review with the independent accountants the scope and results of the annual audit and quarterly reviews prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; to meet with the independent accountants and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed; to review and discuss the Company's financial statements with the Company's management; to consult with the independent accountants and management with regard to the adequacy of the Company's system of internal accounting and financial controls; to discuss with management and the independent accountants the Company's practices with respect to risk assessment, risk management and critical accounting policies; to receive from the independent auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the independent auditors; to review and reassess annually the adequacy of its charter; to prepare a report each year for inclusion in the Company's annual Proxy Statement; and to pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent accountants. The Cherokee Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company's website at www.thecherokeegroup.com. To access the link to the charter from Cherokee's homepage, click on "Financial Reports" and then scroll down under the heading "Quarterly and Other Reports." In addition, the Board of Directors has determined that all of the members of the Audit Committee are "independent," as defined by the rules of The Nasdaq Stock Market, Inc. and Rule 10A-3 of the Exchange Act.

        Representatives of the Company's independent public accountants are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. In Fiscal 2010, the Audit Committee consisted of three non-employee directors: Mr. Hull, Mr. Mullen and Mr. Ravich (Chairman), and Mr. Ravich is the Company's designated Audit Committee Financial Expert. The Audit Committee met four times during Fiscal 2010 and did not take any actions by written consent during Fiscal 2010. All members of the Audit Committee attended all of the Audit Committee meetings in Fiscal 2010.

        Any stockholder or employee may submit at any time a complaint or concern to the Audit Committee regarding any questionable accounting, internal accounting controls or auditing matters concerning the Company by writing c/o Keith Hull, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406.

Compensation Committee

        The Compensation Committee of the Board of Directors administers the Company's compensation program for executive officers. The Compensation Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to the Company's executives. The Compensation Committee consists of Mr. Ewing (Chairman), Mr. Ravich and Mr. Hull, all of whom are non-employee directors and outside directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code, respectively. The Board of Directors has determined that all of the members of the Compensation Committee are "independent," in accordance with Rule 4350(c) rules of The Nasdaq Stock Market, Inc. The Compensation Committee met three times during Fiscal 2010 and did not take any actions by written consent during Fiscal 2010.

        The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our Chief Executive Officer and our Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee's chairman reports the committee's recommendations on executive compensation to the Board. The Compensation Committee reviews the total fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

        Cherokee's Board of Directors has not adopted a written charter for the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of independent directors. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

Nominating Committee

        In February 2010, the Company established a standing Nominating Committee. Previously, the Board of Directors had determined that a Nominating Committee was not necessary given the relatively small size of the Company's Board of Directors and management team, limited scope of operations and simplicity of the Company's business. However, the Board recently decided to establish a Nominating Committee in accordance with recommended standards of corporate governance. The Nominating Committee consists of Keith Hull, Tim Ewing and Dave Mullen, all of whom qualify as "independent directors" within the meaning of Rule 4200(a)(15) of the Nasdaq Rules.

        The functions of the Nominating Committee include the identification of qualified candidates to become Board members; the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); the selection of any candidates to fill any vacancies on the Board; oversight of the evaluation of the Board; and making recommendations regarding proposals submitted by stockholders.

        The goal of the Nominating Committee of our Board is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Cherokee. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

        Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Nominating Committee may also consider such other factors as it may deem are in Cherokee's best interests and that of our stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of our board of directors must meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that at least a majority of the members of our board of directors must meet the definition of "independent director" under the NASDAQ Marketplace Rules or the listing standards of any other applicable self regulatory organization. The Nominating Committee also functions in contemplation of Cherokee's obligations regarding board composition pursuant to the Amended Second Revised and Restated Management Agreement, which includes a requirement, among others, that Cherokee use its use its commercially reasonable best efforts to ensure that one director is nominated by Mr. Margolis.

        The Nominating Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

        The Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nominating Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. Nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar business, products or markets, and willingness to devote adequate time and effort to Board responsibilities. The Nominating Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate's credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered. Although we do not have a written policy with respect to Board diversity, the Nominating Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.

        All directors and director nominees are required to submit a completed form of directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

        The Nominating Committee will evaluate nominees recommended by stockholders in the same manner as they evaluate other nominees. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify the Company, the Secretary of the Company or any member of the Nominating Committee in writing with any supporting material the stockholder considers appropriate.

        All of the nominees for director being voted upon at the Annual Meeting are directors standing for re-election, and have been put forth by the Company's Nominating Committee. Cherokee's Board of Directors has adopted a written charter for the Nominating Committee, which is available on the Company's website at www.thecherokeegroup.com. To access the link to the charter from Cherokee's homepage, click on "Financial Reports" and then scroll down under the heading "Quarterly and Other Reports."

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to the Company's directors, officers (including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions), employees, agents and consultants. This Code satisfies the requirements of a "code of business conduct and ethics" under Rule 4350-7 of the Nasdaq Rules and a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. Any amendments to or waivers of the Code will be promptly posted on our website at www.thecherokeegroup.com or in a report on Form 8-K, as required by applicable laws.

Board Leadership Structure

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The existing Management Agreement provides that Mr. Margolis shall serve as Cherokee's Chief Executive Officer and Chairman of the Board during the term of the Management Agreement. The Board has determined that having the Company's Chief Executive Officer serve as Chairman is in the best interest of the Company's stockholders at this time; however, if the Proposed Amendment to the Management Agreement is adopted by the Company's stockholders, Mr. Margolis will serve as Executive Chairman only during Fiscal 2012 and in each subsequent year in which Mr. Margolis' service as Executive Chairman is extended by the Company's Nominating Committee pursuant to the Management Agreement.

The Board's Role in Risk Oversight

        The Board, as a whole and also at the committee level, has an active role in managing our risks. The members of the Board participate in our risk oversight assessment by receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. Members of the management team report directly to the Board or the appropriate Committee. The directors then use this information to understand identify, manage and attempt to mitigate risk. After a Committee has discussed the management report, the Chairman of the relevant Committee reports on the discussion to the full Board during the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role.

Directors' Remuneration and Stock Options

        For their services on the Board of Directors during Fiscal 2010, each non-employee director was paid a retainer fee of $25,000 per annum. The fees are paid in quarterly increments. In addition to the general retainer for board service, non-employee directors who serve on board committees are entitled to additional compensation as follows: Audit Committee members received $5,000 and Compensation

Committee members received $2,500 per each formal meeting, and Audit Committee members also receive an additional retainer fee of $15,000 per annum. Each member of the Nominating Committee will receive a $500 retainer per year.

        During each of the fiscal years ended February 2, 2008 ("Fiscal 2008"), January 31, 2009 ("Fiscal 2009") and Fiscal 2010, none of the current directors owned or exercised any stock options to purchase Cherokee's common stock.

Directors' Remuneration for Fiscal 2010

        The following table sets forth certain information concerning the compensation of the Company's directors for Fiscal 2010:

Name	Fees Earned or Paid in Cash ($)	Total ($)
Tim Ewing	$32,500	$32,500
Keith Hull	$67,500	$67,500
Dave Mullen	$60,000	$60,000
Jess Ravich	$67,500	$67,500

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        This compensation discussion and analysis explains the Company's policies and philosophies regarding executive compensation and the material elements of the compensation awarded to, earned by, or paid to each of the Company's executive officers who served as a Named Executive Officer during Fiscal 2010.

  Compensation Policies and Philosophy

        The Compensation Committee currently oversees the design and administration of our executive compensation program. The Compensation Committee's primary objectives in structuring and administering our executive officer compensation program are to:

  •
  attract, reward and retain executive officers who contribute to the Company's success;

  •
  provide economic incentives for executive officers to achieve the Company's business and financial objectives by linking the executive officers' compensation to the performance of the Company;

  •
  strengthen the relationship between executive pay and stockholder value; and

  •
  reward individual performance.

        To achieve the above listed objectives, the Compensation Committee endeavors to implement and maintain compensation packages that are performance-oriented and designed to link the Company's strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of the Company's executives, including the Named Executive Officers, using a combination of base salary, cash bonuses and equity incentive awards. The Compensation Committee evaluates and determines individual executive performance considering, among other things, the following factors: (1) the individual's ability to perform assigned tasks; (2) the individual's knowledge of his or her job; (3) the individual's ability to work with others toward the achievement of the Company's goals and (4) internal pay equity among the executive officers (other than the CEO). The Compensation Committee also evaluates corporate performance by considering factors such as the Company's performance relative to the business environment and the success of the Company in meeting its business and financial objectives. In reviewing the above listed factors regarding both individual and corporate performance, the Compensation Committee relies on its subjective evaluations of such factors. Cherokee's Compensation Committee has not historically relied upon consultants or analysis of benchmarking surveys of competitors in setting executive compensation. We believe that it is important to reward excellence, leadership and outstanding long-term company performance in a form designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

        The Compensation Committee's practice is to establish the annual compensation packages for our executive officers other than our Chief Executive Officer, whose compensation is determined pursuant to the Management Agreement, after the completion of the audit for the prior year. In the first quarter of each fiscal year, typically in March or April, in connection with annual performance reviews, the Compensation Committee together with the Chief Executive Officer evaluates and determines executive compensation packages. Performing this process after the end of the prior year allows the Compensation Committee to incorporate data on the Company's performance during the prior year into its analysis and to conduct an assessment of the executives' contribution to the Company's overall performance. The Compensation Committee then compiles the information to establish annual base compensation and performance-related incentives and make adjustments to long-range compensation incentives as appropriate to reflect achievement against prior awards.

        All equity incentive awards to the Company's executive officers are granted by the Compensation Committee, typically at its first quarter meeting at which executive compensation for the coming year is determined, which is generally scheduled several months in advance. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may also grant equity awards at other times during the year. Equity incentive awards to newly-hired executive officers are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual's date of hire. The exercise price for all stock option grants is set at a price equal to the closing price per share of the Company's common stock as reported by NASDAQ on the date of grant.

        On February 1, 2010, the Compensation Committee granted the following options to purchase shares of Cherokee's Common Stock pursuant to Cherokee's 2006 Incentive Award Plan (the "2006 Plan") to certain of Cherokee's executives in the amounts listed below. Consistent with the Compensation Committee's practice of using equity incentives as a means for promoting the retention of key executives and employees, such stock options vest ratably over a three year period subject to the continued employment of the grantee. Such stock options were issued at an exercise price of $16.08 per share, which was the closing price of Cherokee's Common Stock on such date. In addition, in March 2010 such key executives also received increases to their base salaries for Fiscal 2011, as documented below.

Name and Title	Option Amount	Base Salary for Fiscal 2011
Howard Siegel, President	50,000	$375,000
Russell J. Riopelle, Chief Financial Officer	15,000	335,000
Larry Sass, Regional President	30,000	315,000
Mark Nawrocki, Regional President	30,000	300,000

        In March 2010, the Compensation Committee determined that Cherokee's executive officers (other than Mr. Margolis) would not receive a bonus for Fiscal 2010. Mr. Margolis' base salary and bonus amount are determined pursuant to the Management Agreement, which is described below and in Item 3 of this Proxy Statement. A summary of the bonus awarded to Mr. Margolis for Fiscal 2010 and Mr. Margolis' base salary for Fiscal 2011 is included in the Company's Current Report on Form 8-K filed with the Commission on March 26, 2010.

  Role of Executive Officers in Compensation Decisions

        The compensation paid to our Chief Executive Officer is determined pursuant to the Management Agreement. See the proposal regarding the proposed amendment to the Management Agreement (Item 3 of this Proxy Statement) (the "Proposed Amendment") for a more detailed summary of the Management Agreement and the Proposed Amendment and see Appendix A and Appendix B of this Proxy Statement for copies of such agreements. With regard to the compensation paid to each executive officer other than the Chief Executive Officer, the Chief Executive Officer reviews, on an annual basis, the compensation paid to each such executive officer during the past year and submits to the Compensation Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount the Compensation Committee deems reasonable.

        Management plays a significant role in the compensation-setting process for executive officers, other than the Chief Executive Officer, by:

  •
  evaluating employee performance;

  •
  recommending business performance targets and establishing objectives; and

  •
  recommending salary levels, bonuses and equity-based awards.

        Management also prepares meeting information for most Compensation Committee meetings, and the Chief Executive Officer participates in committee meetings at the Compensation Committee's request to provide:

  •
  background information regarding our strategic objectives;

  •
  his evaluation of the performance of the executive officers; and

  •
  compensation recommendations as to executive officers (other than himself).

  Components of Compensation

        The compensation of executive officers consists of three principal components: base salary, cash incentive bonuses and equity incentive awards. The Compensation Committee believes that the combination of these elements is essential to attracting and retaining talented and hard-working individuals and aligning their incentives with the interests of our stockholders. The Compensation Committee does not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives.

  Base Salary

  Executive Officer Salaries

        The Compensation Committee conducts an annual review of the base salary for each senior executive officer other than the Chief Executive Officer, including Named Executive Officers. Each year, in connection with the completion of the Company's fiscal year end audit, and in connection with performing annual performance reviews, the Chief Executive Officer makes initial compensation recommendations with respect to the executive officers other than the Chief Executive Officer, for salaries and raises. The Chief Executive Officer provides his recommendations and the reasons for his recommendations to the Compensation Committee, which reviews the Chief Executive Officer's recommendations and makes a final determination. In considering executive officers' salaries, the Chief Executive Officer and the Compensation Committee consider the individual and corporate performance factors outlined above, as well as other qualitative and quantitative factors that Cherokee's CEO may deem relevant, and put particular emphasis on the success of the Company in meeting its business and financial objectives and the overall contribution of each executive officer in helping to attain those objectives. In determining bonus amounts for a particular fiscal year, Cherokee does not pre-establish or communicate to executives any performance targets related to the performance of Cherokee or any executive other than Cherokee's CEO. The Compensation Committee also considers internal pay equity factors together with each executive officer's qualifications, duties and responsibilities. Cherokee's Compensation Committee, in its full discretion, then makes a determination as to whether and what extent a particular executive is to be awarded a bonus for the then completed prior fiscal year. Decisions with respect to executive compensation are made at the Compensation Committee's annual year-end meeting.

  CEO Salary

        The annual base compensation payable to Mr. Margolis for providing his executive management services as the Company's Chairman of the Board and Chief Executive Officer is governed by the Management Agreement. Under the terms of the Management Agreement, Mr. Margolis' base salary for Fiscal 2010 was $790,000, and is subject to annual cost of living increases. As a consequence, Mr. Margolis' base salary for Fiscal 2011 will be $804,000.

        See the description of the Management Agreement under "Employment Agreements" below, as well as the proposal regarding the Proposed Amendment (Item 3 of this Proxy Statement) for a more detailed summary of the Management Agreement and the Proposed Amendment and see Appendix A and Appendix B of this Proxy Statement for copies of such agreements. The Compensation Committee exercises no discretion with respect to Mr. Margolis' base salary.

  Cash Bonuses

  Executive Officers Bonuses

        The Company's executives are eligible to receive cash incentive bonuses on an annual basis. This element of compensation is designed to motivate the Company's employees to meet the business and financial objectives of the Company because it is tied to the profitability of the Company. As part of the completion of the audit for the prior fiscal year and in connection with annual performance reviews, the CEO determines initial recommendations with respect to cash incentive bonuses for the executive officers other than the CEO, taking into account the achievement of company-specific performance measures and individual-specific objectives for the applicable fiscal year as well as internal pay equity and the contribution of the executive to the overall success and achievements of the Company. The CEO provides his recommendations to the Compensation Committee. The Compensation Committee reviews and discusses the Chief Executive Officer's recommendations and makes a final determination regarding cash incentive bonuses for the Company's executive officers at its year-end meeting.

  CEO Bonus

        The Management Agreement provides for an annual performance bonus to Mr. Margolis if and to the extent that the Company meets certain EBITDA thresholds. More specifically, the Management Agreement provides that, for each fiscal year after fiscal 2000, if our EBITDA for such fiscal year is no less than $5.0 million, then Mr. Margolis will receive a performance bonus equal to (x) 10% of our EBITDA for such fiscal year in excess of $2.5 million up to $10.0 million, plus (y) 15% of our EBITDA for such fiscal year in excess of $10.0 million. As a result, for Fiscal 2010 we accrued a bonus of $2.5 million for Mr. Margolis, which is payable within 60 days of our fiscal year end and which was paid in early April 2010. See the description of the Management Agreement under "Employment Agreements" below which is incorporated herein by this reference. The Compensation Committee exercises no discretion with respect to Mr. Margolis' performance bonus.

  Equity Compensation

        The Compensation Committee is authorized to grant equity incentive awards under the 2006 Plan and Cherokee's 2003 Incentive Award Plan (as amended in 2006 with the adoption of the 2006 Plan) (the "2003 Plan"). Stock options are granted under the plans with exercise prices equal to or above the market price of the Company's common stock on the date of grant and generally vest in annual installments over two or three years. Since stock options have value only if the price of the Company's common stock increases over the exercise price, the Compensation Committee believes that stock option grants to executive officers provide incentives for executive officers to build stockholder value and thereby align the interests of the executive officers with the stockholders. The Compensation

Committee also believes that these grants, which may vest over a period of two or more years, provide incentives for executive officers to remain with the Company. In determining the number of equity incentive awards granted in any fiscal year, the Compensation Committee considers such factors as the seniority of the executive officer, the contribution that the executive officer is expected to make to the Company in the coming years and has made to the Company in the past, and the size of prior grants to the executive officer. The Compensation Committee generally determines equity incentive awards for executive officers and employees other than the Chief Executive Officer, based on recommendations from the Chief Executive Officer made in connection with annual performance reviews. However, the Compensation Committee may from time to time also grant equity incentive awards based on individual and corporate achievements and other factors. Decisions regarding equity incentive awards are typically made at the Compensation Committee's year-end meeting, which is typically scheduled several months in advance. The Company does not time the release of material nonpublic information based on equity incentive award grant dates.

  Proposed Amendment to the Management Agreement

        On April 23, 2010, Cherokee's Compensation Committee authorized the execution and delivery on behalf of Cherokee of the Proposed Amendment to the Management Agreement. On April 23, 2010 Cherokee and Mr. Margolis executed the Proposed Amendment. The effectiveness of the Proposed Amendment is contingent upon stockholder approval at the Annual Meeting. The Proposed Amendment is described in more detail in Proposal 3 to this Proxy Statement and the full text of the Proposed Amendment is attached as Appendix B.

  Reasons for the Proposed Amendment

        The Compensation Committee began negotiating with Mr. Margolis regarding the terms of the Proposed Amendment in response to, among other factors, Mr. Margolis' indication that he was interested in continuing to serve Cherokee in an executive capacity beyond Fiscal 2011 as executive chairman, and that he would do so for a reduced amount of compensation than would be provided for should his existing Management Agreement be extended beyond Fiscal 2011. The Compensation Committee believes it is a significant factor to Cherokee's continued success that Mr. Margolis serve Cherokee in an executive capacity through the end of Fiscal 2012 and for such additional fiscal years that the Nominating Committee deems appropriate, as Cherokee develops its longer term succession plans. Under Mr. Margolis' leadership, Cherokee successfully reinvented itself from a traditional clothing and shoe manufacturing company into the global licensing company it is today. Indeed, the revenues Cherokee has received from its licensing operations have grown from $1.4 million in the fiscal year ended June 1, 1996 (Mr. Margolis' first full year of transitioning Cherokee from a manufacturer to a licensing firm) to approximately $32.5 million in Fiscal 2010, an increase of over 2,287% during that time period. During this same time period, Cherokee reported an operating income loss in Fiscal 1996 (excluding $4.6 million of non-cash expense) of $1.0 million, and since that time operating income has grown to approximately $20.4 million in Fiscal 2010. In addition, stockholder value has increased dramatically under Mr. Margolis' leadership, as evidenced by both the increase in the per share price of our common stock from approximately $2 in mid-1995 to $19.48 as of April 16, 2010 and by the more than $202 million in dividends and distributions that Cherokee has made to its stockholders since 1995.

        The Compensation Committee believes the Proposed Amendment is in the best interests of the Company and its stockholders because (a) it is designed to ensure that Mr. Margolis continues to provide his services to Cherokee in an executive capacity as Cherokee's Executive Chairman through the end of Cherokee's fiscal year ending January 31, 2012 ("Fiscal 2012"), or until such later time that Cherokee's Nominating Committee may determine to extend Mr. Margolis' services as Executive Chairman for one or more additional fiscal years, thereby providing continuity of leadership and strategic direction of the Company; (b) it significantly reduces the amount of compensation that

Mr. Margolis would otherwise be entitled to receive in any fiscal year in which the existing Management Agreement is extended, capping his total annual base salary and performance bonus compensation at $2.26 million for Fiscal 2012 and at $2.02 million for any future fiscal year in which the Management Agreement is extended; (c) it significantly reduces the amount of the lump sum payment that Mr. Margolis would be entitled to receive during Fiscal 2012 in the event that the existing Management Agreement were extended through Fiscal 2012, and Mr. Margolis was then terminated by Cherokee without cause, or Mr. Margolis terminated the Management Agreement in the event that Cherokee breached the Management Agreement, including following a change in control, capping the total amount payable to Mr. Margolis in either of such events at $6,000,000; (d) it eliminates Cherokee's requirement to pay such lump sum payment pursuant to the Management Agreement as a result of an early termination event that occurs after Fiscal 2012; (e) it contemplates an orderly transition of the role of Cherokee's Chief Executive Officer while still allowing Cherokee to retain the services of Mr. Margolis in an executive capacity during Fiscal 2012 and in any fiscal year in which the Management Agreement is extended; and (f) it eliminates the uncertainty of the existing Management Agreement automatically extending by its terms and provides Cherokee with flexibility regarding the termination date of the Management Agreement and Mr. Margolis' services as Executive Chairman, as the Proposed Amendment provides that the Management Agreement will terminate as of January 31, 2012 unless Cherokee's Nominating Committee elects to extend the Management Agreement for one or more additional fiscal years. As a result of all of these factors, and after extensive negotiation between the Compensation Committee and Mr. Margolis, the Compensation Committee has concluded that the Proposed Amendment serves the best interests of the Company and its stockholders by enhancing the likelihood of continued financial success under Mr. Margolis' leadership, while also reducing the potential cost of this leadership and thereby providing potentially significant cost savings to the Company and its stockholders.

        If the Proposed Amendment is not approved by stockholders, then the Management Agreement will continue in effect in accordance with its terms and the Proposed Amendment will not become effective. In such case, it is possible that Mr. Margolis will not provide his services to us in any capacity beyond the current expiration date of the Management Agreement of February 1, 2011, unless the financial benchmarks required for the date to be extended for one year are achieved during Fiscal 2011 and provided Mr. Margolis is willing to continue to serve Cherokee under the terms of the existing Management Agreement. Conversely, it is also possible that the existing Management Agreement will be extended to February 1, 2012 in the event that the financial benchmarks for Fiscal 2011 to extend the existing Management Agreement are met, thereby allowing Mr. Margolis to be eligible for base salary and performance bonus compensation that significantly exceeds the total base salary and performance bonus compensation that Mr. Margolis will be eligible to receive for Fiscal 2012 as a result of the Proposed Amendment.

  Overview of the Proposed Amendment

        The Proposed Amendment effects the following principal changes to the Management Agreement, which are to become effective as of the date that the Company's stockholders approve the Amendment (currently scheduled for June 4, 2010) (the "Stockholder Approval Date"):

  •
  The provisions regarding extension of the term, as amended in August 28, 2007, are further amended such that the expiration date is extended one year, from February 1, 2011 to February 1, 2012, whether or not the performance measures required to extend this expiration date for another year are achieved during Cherokee's fiscal year ending January 29, 2011 ("Fiscal 2011"). Thereafter, the term of the Management Agreement may be extended by one or more additional fiscal years, as described below.

  •
  On February 1, 2011, Mr. Margolis shall cease to be Chief Executive Officer of the Company, and he shall be appointed and serve as Executive Chairman of Cherokee's Board of Directors from that date until January 31, 2012 (or such earlier date as Mr. Margolis voluntarily resigns or becomes unable to serve due to his death or disability) (the "Initial Chair Service Period").

  •
  In January 2012, and in January of any Subsequent Chair Service Period (as defined below), the Company's Nominating Committee, which shall then be comprised of all of the independent directors (as that term is defined under the rules of the Nasdaq Stock Market) then serving on the Company's Board of Directors, shall meet and determine in its sole discretion whether to elect (by majority approval) to extend Mr. Margolis' service as Executive Chairman for the following fiscal year. Any such period following the Initial Chair Service Period during which the Nominating Committee has elected to extend Mr. Margolis' service as Executive Chairman is referred to herein as a "Subsequent Chair Service Period".

  •
  During the Initial Chair Service Period and in any Subsequent Chair Service Period, Mr. Margolis shall remain an employee of Cherokee and shall perform such services and have such executive powers as are reasonable and necessary to carry out the responsibilities assigned to him by the Board of Directors.

  •
  The total annual base and performance bonus compensation due to Mr. Margolis for the Initial Chair Service Period is not to exceed $2.26 million and in any Subsequent Chair Service Period is not to exceed $2.02 million.

  •
  Mr. Margolis is to receive a non-qualified, non-plan option to purchase 100,000 shares of Cherokee's common stock at an exercise price equal to the closing fair market price of Cherokee's common stock on the Stockholder Approval Date, which would vest in two equal installments on January 31, 2011 and January 31, 2012 and become fully vested in the event of a change in control of Cherokee, and would expire on the fifth anniversary of the Stockholder Approval Date.

  •
  If, during the Initial Chair Service Period, the Management Agreement is terminated by Cherokee without cause or by Mr. Margolis as a result of Cherokee's breach of the Management Agreement, or in the event of a change in control of Cherokee that occurs during the Initial Chair Service Period or following the Initial Chair Service Period pursuant to definitive agreement executed by Cherokee during the Initial Chair Service Period (each of such events, an "Early Termination Event"), then Mr. Margolis shall be entitled to receive a lump sum payment of $6,000,000 in full satisfaction of all payments that might otherwise be due to Mr. Margolis pursuant to the Management Agreement (such lump sum payment, the "Termination Payment"). The Termination Payment shall not be payable as a result of an Early Termination Event that occurs in a Subsequent Chair Service Period (other than the case in which a change of control is consummated in a Subsequent Chair Service Period as a result of a definitive agreement executed by Cherokee during the Initial Chair Service Period).

  •
  Following Mr. Margolis' service as Executive Chairman pursuant to the Management Agreement, and for so long as Mr. Margolis continues to serve as a member of the Company's Board of Directors, Mr. Margolis will be entitled to participate in Board compensation programs consistent with other members of the Board.

Perquisites

        The Company annually reviews the perquisites that senior executives receive. Generally, the Company's senior executives are entitled to no benefits that are not otherwise available to all of its employees.

Other Benefits

        The Company maintains broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include the Company's common stock. In addition, the Company provides a matching contribution of up to 4% of each eligible employee's salary per year.

162(m) Tax Deductibility

        Section 162(m) of the Internal Revenue Code limits the deductibility of certain otherwise deductible compensation in excess of $1.0 million paid to the Named Executive Officers. It is the policy of the Compensation Committee to attempt to have all executive compensation treated as tax-deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. However, this policy does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction. The Compensation Committee may elect to approve awards or grant compensation to executive officers which are not deductible by the Company under Section 162(m) of the Internal Revenue Code.

Risks Related to Compensation Policies and Practices

        Cherokee's Compensation Committee has considered whether our overall compensation program for employees in Fiscal 2011 creates incentives for employees to take excessive or unreasonable risks that could materially harm Cherokee. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted and the uniformity of compensation policies across Cherokee (other than with respect to our Chief Executive Officer, whose compensation is determined in accordance with the Management Agreement). We also believe Cherokee's internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing Cherokee to a harmful long-term business transaction in exchange for short-term compensation benefits.

Summary Compensation Table

        The following table sets forth the compensation paid to or earned from the Company during Fiscal 2008, Fiscal 2009 and Fiscal 2010 by the Named Executive Officers:

Name and Principal Position	Fiscal Year	Salary $	Bonus $(1)	Option Awards (2)	All Other Compensation $(3)	Total Compensation $
Robert Margolis	2010	790,000	2,536,000	—	21,000	3,347,000
Chairman and Chief	2009	790,000	2,902,000	—	19,000	3,711,000
Executive Officer(4)	2008	761,000	3,382,000	—	13,000	4,155,000
Howard Siegel	2010	345,000	—	—	22,000	367,000
President	2009	332,000	—	73,000	21,000	426,000
	2008	320,000	77,000	126,000	13,000	536,000
Russell J. Riopelle	2010	325,000	—	—	23,000	348,000
Chief Financial Officer	2009	312,000	—	73,000	18,000	403,000
	2008	300,000	65,000	60,000	11,000	436,000
Mark Nawrocki	2010	285,000	—	—	18,000	303,000
Regional President	2009	273,000	—	110,000	16,000	399,000
	2008	260,000	70,000	158,000	15,000	503,000
Larry Sass	2010	275,000	—	—	21,000	296,000
Regional President	2009	266,000	—	146,000	18,000	430,000
	2008	250,000	72,000	254,000	18,000	594,000

(1)
Bonus figures represents amounts earned and accrued for in the subject fiscal years, but paid in late March or early April following the fiscal year end date.

(2)
Amounts reflect the fair value of the stock option award on the date of grant multiplied by the number of stock options granted during Fiscal 2008, Fiscal 2009 and Fiscal 2010. The Company does not have compensation pertaining to a non-equity incentive plan, nor does it have any pension plans or nonqualified deferred compensation earnings.

(3)
The All Other Compensation column includes the employer paid health insurance premiums and the employer contributions to the Named Executive Officer's 401(k) Plan paid on his or her behalf.

(4)
The management services of Mr. Margolis as the Company's Chairman of the Board and Chief Executive Officer are provided pursuant to the Management Agreement. Under the Management Agreement, Mr. Margolis is eligible to receive both base compensation and annual cash bonuses for providing management services.

GRANTS OF PLAN-BASED AWARDS

        There were no stock option grants to any of the Named Executive Officers during Fiscal 2010.

OUTSTANDING EQUITY AWARDS AT JANUARY 30, 2010

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Robert Margolis	—	—	—	—	—
Russell J. Riopelle
Stock Options	5,754	—	—	$20.61	2/9/2014
	29,690	—	—	$23.12	4/7/2011
	3,333	6,667	—	$22.70	8/21/2015
Howard Siegel
Stock Options	3,333	6,667	—	$22.70	8/21/2015
Larry Sass
Stock Options	3,334	—	—	$23.12	4/7/2011
	10,000	—	—	$34.62	6/30/2012
	6,666	13,334	—	$22.70	8/21/2015
Mark Nawrocki
Stock Options	17,000	—	—	$33.98	6/14/2012
	5,000	10,000	—	$22.70	8/21/2015

(1)
Consists of stock options that vest ratably over a 3-year period, beginning on the first anniversary of the date of grant. Vesting is contingent on continued employment.

OPTIONS EXERCISED AND STOCK VESTED

        During Fiscal 2010, none of Cherokee's Named Executive Officers (i) exercised any stock options or (ii) held any shares of restricted stock or restricted stock units.

Employment Agreements; Potential Payments Upon Termination or Change in Control

  Management Agreement

        The services of Mr. Robert Margolis, as our Chairman and Chief Executive Officer are provided to us pursuant to a management agreement (the "Management Agreement"). See the proposal regarding the proposed amendment to the Management Agreement (Item 3 of this Proxy Statement) (the "Proposed Amendment") for a more detailed summary of the Management Agreement and the Proposed Amendment and see Appendix A and Appendix B of this Proxy Statement for copies of such agreements. Without giving effect to the Proposed Amendment, the Management Agreement, as amended, provides for certain base compensation and bonuses payable to Mr. Margolis. The Management Agreement provides that, for each fiscal year, if our EBITDA for such fiscal year is not less than $5.0 million, then Mr. Margolis will receive a performance bonus equal to 10% of our EBITDA for such fiscal year in excess of $2.5 million up to $10.0 million, plus 15% of our EBITDA for such fiscal year in excess of $10.0 million. For Fiscal 2010, Fiscal 2009 and Fiscal 2008, Mr. Margolis' base compensation and bonuses were $3.3 million, $3.7 million and $4.1 million, respectively. Pre-tax earnings for Fiscal 2008 and Fiscal 2007 exceeded certain pre-tax earnings thresholds, as required in the Management Agreement and as reviewed by the Compensation Committee, thereby automatically extending the Management Agreement to February 1, 2011. However, pre-tax earnings for Fiscal 2010 and Fiscal 2009 did not exceed the pre-tax earnings thresholds as required in the Management Agreement, and the term of the Management Agreement has remained at February 1, 2011. The Management Agreement may be terminated at any time without cause or in the event of certain circumstances, as defined. If we terminate the agreement without cause or Mr. Margolis terminates the Management Agreement if we materially breach the terms and conditions of the agreement or fail to perform any material obligation there under, including following a change in control, Mr. Margolis is entitled to receive within 60 days of termination, a lump sum cash payment equal to three times the sum of his annual base compensation and the previous year's performance bonus (the "Termination Payment"). Mr. Margolis' annual base compensation in Fiscal 2010 was $790,000 and his performance bonus for Fiscal 2010 was approximately $2.5 million. Based on the amounts paid for Fiscal 2010, the lump sum payment owed upon such a termination as of February 1, 2010 would be approximately $10.0 million.

        On August 28, 2007, we entered into an amendment (the "Management Agreement Amendment") to the Management Agreement which amends, among other things, the provisions regarding the Termination Payment to reduce the payment by disregarding all revenues received from Mossimo Inc. during Fiscal 2007 and also the deal-related expenses associated with the termination of the Mossimo Finder's Agreement. The Management Agreement Amendment also excluded all Fiscal 2007 royalty revenues and expenses associated with Mossimo and the termination of the Mossimo Finder's Agreement in the determination of the pre-tax earnings threshold for Fiscal 2007. The Management Agreement Amendment was approved by the Company's stockholders at the annual meeting of the Company's stockholders on August 28, 2007.

        The current term of the Management Agreement ends February 1, 2011; however, the term may be extended indefinitely for additional one year terms so long as we meet certain pre-tax earnings thresholds. Pre-tax earnings for Fiscal 2010 and Fiscal 2009 did not exceed such specified levels, and as a result for Fiscal 2010 the Management Agreement has not been extended beyond the February 1, 2011 date. The Management Agreement remains eligible to be extended for an additional year, depending upon future financial results exceeding the specified levels. If, in Fiscal 2011, the Company fails to meet the criteria for extending the term of the Management Agreement, the term of the Management Agreement will not be extended and hence will expire as of February 1, 2011. If, on the other hand, the Company does meet the criteria for extending the term of the Management Agreement in Fiscal 2011, then the term will be extended for one additional year, to February 1, 2012, and Management Agreement will remain eligible to be extended by an additional year in any subsequent fiscal year during the term of the Management Agreement in which the criteria to extend the term of the Management Agreement are satisfied. The Management Agreement also provides that Mr. Margolis may nominate one director to the Board of Directors and certain other investors may nominate one director to the Board of Directors.

        See the proposal regarding the Proposed Amendment (Item 3 of this Proxy Statement) for a summary of the Proposed Amendment.

  No Other Agreements

        There are no other employment agreements between the Company and other executive officers or employees of the Company and no other executive officers are entitled to any payments upon termination or a change of control that are not generally available to all of the Company's employees.

Certain Relationships and Related Transactions

        The Company's policy is to require that any transaction with a related party required to be reported under applicable Securities and Exchange Commission rules, other than compensation-related matters and waivers of its code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested directors. The Company has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis.

        For information with respect to other transactions and relationships between the Company and certain executive officers, directors and related parties, see the description of the Management Agreement under the heading "Employment Agreements" above.

Equity Compensation Plan Information

        The Company currently maintains three compensation plans, the 1995 Incentive Stock Option Plan (the "1995 Plan"), the 2003 Plan and the 2006 Plan. All of these stock option award plans provide for the issuance of common stock to officers and other employees and directors, and have previously been approved by the Company's stockholders. The following table sets forth the information regarding outstanding options and shares reserved for future issuance under the 1995 Plan, the 2003 Plan and the 2006 Plan as of January 30, 2010.

Securities Authorized for Issuance Under Equity Compensation Plans, as of January 30, 2010

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities referenced in Column (a))
	Column (a)	Column (b)	Column (c)
Equity compensation plans approved by security holders—1995 Plan(1)	5,754	$20.61	—
Equity compensation plans approved by security holders—2003 Plan(2)	60,024	$28.11	114,291
Equity compensation plans approved by security holders—2006 Plan(3)	96,666	$22.70	153,334
Equity compensation plans not approved by security holders	—	—	—
Total	162,444	$24.63	267,625

(1)
The 1995 Plan expired on July 24, 2005. However, options previously granted under this plan remain outstanding until the earlier of expiration or exercise. In the event that any outstanding option under the 1995 Plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall no longer be available for grant.

(2)
In the event that any outstanding option under the plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall again be available for options under the plan as if no option had been granted with respect to such shares, until the 2003 Plan expires on April 28, 2016.

(3)
In the event that any outstanding option under the plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall again be available for options under the plan as if no option had been granted with respect to such shares, until the 2006 Plan expires on April 28, 2016.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

        The following Report of the Compensation Committee of the Company's Board of Directors is included herein pursuant to Item 407 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act, the information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference, in whole or in part, into any future filing under the Securities Act or Exchange Act, and such information shall be entitled to the benefits provided in Item 407(e) of Regulation S-K.

        The Compensation Committee establishes and oversees the design and functioning of the Company's executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2010 Annual Meeting.

COMPENSATION COMMITTEE

Timothy Ewing Jess Ravich Keith Hull

 AUDIT COMMITTEE REPORT

        The following Report of the Audit Committee of the Company's Board of Directors is included herein pursuant to Item 407 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act, the information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference, in whole or in part, into any future filing under the Securities Act or Exchange Act, and such information shall be entitled to the benefits provided in Item 407(d) of Regulation S-K.

        The Audit Committee of the Company's Board of Directors is comprised of independent directors as required by the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

        The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, accounting principles and internal controls. The Company's independent public accountants are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended January 30, 2010 with management and the Company's independent public accountants. The Audit Committee has discussed with the Company's independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Company's independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the Company's independent public accountants their independence from the Company. The Audit Committee has considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining the independent public accountants' independence.

        The members of the Audit Committee are not engaged in the accounting or auditing profession. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the Company's independent public accountants. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company's financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company's independent public accountants meet the applicable standards for independent public accountants independence.

        Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
Mr. Jess Ravich, Chairman
Mr. David Mullen
Mr. Keith Hull

 COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. The Securities and Exchange Commission rules also require that copies of these filings be furnished to the Company.

        To the Company's knowledge, based solely on its review of copies of such reports received or written representations from certain reporting persons that no other reports were required during Fiscal 2010, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met during Fiscal 2010.

OTHER MATTERS

Additional Information

        Although not a part of this Proxy Statement, a copy of the Company's Annual Report on Form 10-K for Fiscal 2010, including financial statements (but not including exhibits thereto) (our "Annual Report"), is being mailed with this proxy statement to each stockholder of record on the record date for the Annual Meeting. Copies of our Annual Report are also available on the internet through the Investor Relations section of our website at www.thecherokeegroup.com and through the website of the Securities and Exchange Commission (the "SEC") at www.sec.gov. Additionally, copies of our Annual Report are available free of charge upon written request to the office of Investor Relations, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Date for Submission of Stockholder Proposals for the 2010 Annual Meeting

        Any proposal relating to a proper subject which a stockholder may intend to be presented for action at the 2011 Annual Meeting of Stockholders must be received by the Company no later than January 1, 2011, to be considered for inclusion in the proxy material to be disseminated by the Board of Directors in accordance with the provisions of Rule 14a(8)(e)(1) promulgated under the Exchange Act. Copies of such proposals should be sent to the Company's Secretary at the Company's principal executive offices. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2011 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

        In addition, if the Company has not received notice on or before March 17, 2011 of any matter a stockholder intends to propose for a vote at the 2011 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without a discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate matter on the proxy card.

Other Business of the Annual Meeting

        The Board of Directors is not aware of any matter to be presented at the Annual Meeting or any postponement or adjournment thereof, which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with the recommendation of the Board of Directors or if no such recommendation is given, in their own discretion.

Adjournments and Postponements

        Although it is not expected, the Annual Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice by an announcement at the annual meeting. Any signed proxies, or proxies submitted by telephone, received by us will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are the Company's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Cherokee Inc., c/o Corporate Secretary, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their brokers.

Cost of Soliciting Proxies

        The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company, who will not receive any additional compensation for such services. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

By Order of the Board of Directors,

Carol A. Gratzke Secretary
Van Nuys, California May 3, 2010

 APPENDIX A

THE EXISTING MANAGEMENT AGREEMENT

THE SECOND REVISED AND
RESTATED MANAGEMENT AGREEMENT

        This Second Revised and Restated Management Agreement ("Agreement") is entered into as of the 29th day of November, 1999, by and between The Newstar Group, a California corporation d/b/a The Wilstar Group ("Wilstar") and Cherokee Inc., a Delaware corporation (the "Company").

        WHEREAS, the Board of Directors of the Company believes it to be in the Company's best interest to continue to engage the management services of Wilstar, which will provide the services of Robert Margolis ("Margolis"), pursuant to the terms of this Agreement and Wilstar desires to accept such engagement;

        WHEREAS, on May 4, 1995, the Company and Wilstar entered into a Revised and Restated Management Agreement (as amended April 26, 1996 and July 21, 1997, the "Prior Agreement") regarding the subject matter hereof and now wish to replace the Prior Agreement, in its entirety, with this Agreement which shall be effective upon the date hereinabove written (except for Sections 3.2 and 3.3, which shall only be effective upon receipt of approval of the stockholders of the Company);

        WHEREAS, subject to the terms and conditions set forth herein, the Company and Wilstar wish to set forth their understanding regarding the mutual rights, obligations and responsibilities of Wilstar and the Company in connection with Wilstar's management of the Company; and

        NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Wilstar agree as follows:

        Section 1.    Term.

        1.1    Initial Term.    Except as provided in Sections 1.2 and 9 below, the term of this Agreement shall commence as of the date hereof and shall terminate on February 2, 2002.

        1.2    Extended Term.    If the Company's consolidated "pre-tax earnings" computed in accordance with generally accepted accounting principles (the "Pre-Tax Earnings"), as set forth in the Company's audited financial statements for any of the Company's fiscal years during the term hereof, commencing with the fiscal year ended January 29, 2000: (i) are no less than 80% of the Pre-Tax Earnings contained in the budget submitted to and approved by the Compensation Committee of the Board of Directors of the Company for such fiscal year, and (ii) are also no less than the Pre-Tax Earnings for the immediately preceding fiscal year, then the termination date of this Agreement will automatically be extended an additional year (each an "Additional Year"). For the purposes hereof "Term" shall refer to the Initial Term and any Additional Years. For the purposes hereof, the Company's Pre-Tax Earnings shall not be reduced by any portion of the Note (as defined below) that is forgiven and cancelled.

        Section 2.    Management Services.

        2.1    General Responsibilities.    Subject to the supervision of the Board of Directors of the Company, Wilstar shall provide the services of Margolis as the Company's Chairman of the Board and Chief Executive Officer ("CEO"). Wilstar represents and warrants that it shall be able to deliver Margolis' services as contemplated hereby and that it shall be able to have Margolis agree to be bound by the terms of this Agreement.

        2.2    Management Titles.    During the Term of this Agreement, the Board of Directors of the Company shall appoint Robert Margolis Chairman of the Board and CEO with all the powers and authorities as are customarily vested in the chairman of the board and the chief executive officer of a company.

        Section 3.    Management Compensation.    As compensation for its services rendered under this Agreement, the Company shall compensate Wilstar as follows:

        3.1    Base Compensation.    As its base compensation for services rendered hereunder for the fiscal year of Company ending on January 29, 2000 ("Fiscal 2000") and for each subsequent fiscal year of Company during the Term hereof, Wilstar shall receive five hundred eighty-seven thousand four hundred fifty dollars ($587,450) per annum from the Company (the "Base Compensation"). Wilstar shall be paid its Base Compensation in monthly installments, in arrears, on the last day of the month. Wilstar acknowledges that as of the date of this Agreement Wilstar has received four hundred eighty-nine thousand five hundred forty-one dollars ($489,541) in Base Compensation for services rendered during Fiscal 2000 and is therefore entitled to receive ninety-seven thousand nine hundred eight dollars ($97,908) in Base Compensation during the remainder of Fiscal 2000. Base Compensation will be subject to increase (and not decrease) for each fiscal year of the Company during the Term hereof (the "New Year") after Fiscal 2000, as hereinafter provided. If the "Index" (as defined below) for the month of January immediately preceding the beginning of the applicable New Year is higher than the index for the preceding month of January twelve months earlier, the Base Compensation for such New Year will be increased by a percentage equal to the percentage increase in the Index for such two consecutive months of January. The term "Index" means the Consumer Price Index for All Urban Consumers, Los Angeles-Riverside-Orange County, CA, All Items (1982-84=100) compiled by the United States Department of Labor, Bureau of Labor Statistics.

        3.2    2000 Performance Bonus.    Wilstar shall be entitled to the performance bonus and other compensation as described in, and subject to the terms of, Section 3.2(a).

          (a)   In the event the Company's Pre-Tax Earnings (which shall not be reduced by any portion of the Note (as defined below) that is forgiven and cancelled) during the Company's fiscal quarter beginning October, 31, 1999 and ending January 29, 2000 (the "Fourth Quarter"), as set forth in the Company's audited financial statements for Fiscal 2000, are no less than one million six hundred seventy-four thousand seven hundred ten dollars ($1,674,710):

              (i)  Wilstar shall receive a performance bonus (the "2000 Performance Bonus") equal to (x) ten percent (10%) of the Earnings Before Interest, Taxes, Depreciation and Amortization of the Company ("EBITDA") during Fiscal 2000 in excess of a threshold amount of two million five hundred thousand dollars ($2,500,000) up to ten million dollars ($10,000,000), plus (y) fifteen percent (15%) of EBITDA of the Company during Fiscal 2000 in excess of ten million dollars ($10,000,000); and

             (ii)  the Company shall forgive and forever cancel an aggregate of one million eight hundred ninety thousand six hundred twenty-four dollars ($1,890,624) of the principal amount of the Promissory Note, dated December 23, 1997 made by Robert Margolis in favor of the Company (the "Note").

        3.3    Annual Performance Bonus.    For services rendered in each fiscal year of Company (during the Term of this Agreement) beginning on or after January 30, 2000, Wilstar shall be entitled to an annual performance bonus as described in, and subject to the terms of, Section 3.3(a).

          (a)   For each fiscal year beginning on or after January 30, 2000, if EBITDA of the Company for such fiscal year is no less than five million dollars ($5,000,000), then Wilstar shall receive a performance bonus (the "Annual Performance Bonus") equal to (x) ten percent (10%) of EBITDA of the Company for such fiscal year in excess of a threshold amount of two million five hundred thousand dollars ($2,500,000) up to ten million dollars ($10,000,000), plus (y) fifteen percent (15%) of EBITDA of the Company for such fiscal year in excess of ten million dollars ($10,000,000).

        3.4    Payment of Performance Bonuses.

          (a)   All performance bonuses payable to Wilstar pursuant to Sections 3.2(a)(i) and 3.3(a) of this Agreement (collectively, "Performance Bonuses") and any portion of the Note to be forgiven and cancelled pursuant to Section 3.2(a)(ii) of this Agreement shall be paid in full or forgiven and cancelled, as applicable, no later than five (5) business days after the issuance of the financial statements for the applicable fiscal year or if no audited financial statements are issued, no later than ninety (90) calendar days after the end of such fiscal year. Anything set forth herein to the contrary notwithstanding, no Performance Bonuses will be paid to Wilstar hereunder and no portion of the Note will be forgiven and cancelled unless and until the Compensation Committee of the Board of Directors of Company has certified in writing that the terms of this Agreement have been satisfied and such Performance Bonuses and other compensation have been earned and are payable in accordance with this Agreement.

          (b)   For purposes of this Agreement, EBITDA shall be determined in accordance with U.S. generally accepted accounting principles and shall be reduced by all accrued compensation expenses attributable to any compensation paid or payable to Wilstar hereunder, including but not limited to the Performance Bonuses and Base Compensation, but shall not be reduced by any portion of the Note that is forgiven and cancelled.

          (c)   The following formulas are to be used to calculate any Performance Bonus provided for in this Section 3.

Performance Bonus = IPB + APB (as each term is defined immediately below)

IPB = ..1(EBITDA) - 250,000 - .1(Base Compensation)

1.10

APB = ..15(EBITDA) - 750,000 - .15(Base Compensation) - 1.15(IPB)

1.15

        3.5    Stockholder Approval.    Sections 3.2 and 3.3 are contingent upon the approval of the stockholders of the Company. Accordingly, the obligation of the Company to pay the 2000 Performance Bonus pursuant to Section 3.2(a)(i), any Annual Performance Bonus pursuant to Section 3.3(a) or forgive and cancel any portion of the Note pursuant to Section 3.2(a)(ii) is subject to and conditioned upon approval of such Sections by the stockholders of the Company. In the event the stockholders of the Company fail to approve such Sections, such Sections shall be null and void. The Company hereby agrees to use its commercially reasonable best efforts to obtain the approval of Sections 3.2 and 3.3 by the Company's stockholders. The Company may, at its sole option, seek such approval by either the written consent of the Company's stockholders or by a vote of the Company's stockholders at a special meeting of their stockholders called for such purpose. The Company will, no later than December 31, 1999, prepare and file a Proxy Statement or Consent Solicitation Statement with the Securities and Exchange Commission (the "SEC") with respect to Sections 3.2 and 3.3. As promptly as practicable after the Proxy Statement or Consent Solicitation Statement has been filed with the SEC (and if the SEC has not notified the Company of any comments or requests regarding the Proxy Statement or Consent Solicitation Statement) the Company shall mail the Proxy Statement or Consent Solicitation Statement to the stockholders of the Company. In addition, the parties hereto agree that Sections 3.2 and 3.3, or their successors, shall be resubmitted for stockholder approval within five (5) years after their initial approval and each subsequent approval, as the case may be, and at any time they are materially amended, as may be required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        Section 4.    Board of Directors of the Company.

        4.1    Composition of the Board.    If there are five (5) directors, the Company shall use its commercially reasonable best efforts to ensure (i) that one (1) director is nominated by Wilstar (the "Wilstar Director") (the initial Wilstar Director shall be Margolis); (ii) that one (1) director (the "Investor Director") is nominated by the members of the group, other than Margolis, that filed Schedule 13-Ds, dated April 24, 1995, with respect to the purchase of Common Stock of the Company (collectively, the "Outside Investors"); and (iii) that three (3) directors are nominated by the non-Wilstar non-Investor Directors (the "Other Directors"). If there are seven (7) directors, the Company shall use its commercially reasonable best efforts to ensure that a second Investor Director is nominated by Outside Investors and four (4) directors are nominated by the Other Directors. If there are nine (9) directors, the Company shall use its commercially reasonable best efforts to ensure that, in addition to the Wilstar Director and the Investor Directors described above, one (1) director is nominated by Wilstar and the Outside Investors together (the "Wilstar/Investor Director") and five (5) directors are nominated by the Other Directors. If the Board of Directors is further expanded, the Company shall use its commercially reasonable best efforts to ensure that Wilstar is able to maintain its proportionate representation. During the term of this Agreement, the Company shall use its commercially reasonable best efforts to ensure that the Board shall have such committees as it deems appropriate, but in any event shall have audit and compensation committees, each of which shall be comprised of three (3) members, one (1) of whom shall be an Investor Director and two (2) of whom shall be selected by the entire Board of Directors from all of the remaining Directors (other than the Wilstar Director) provided, however, that at all times that the Company is subject to Section 162(m) of the Code or Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), the Compensation Committee shall consist solely of two or more members of the Board who constitute "outside directors" within the meaning of Section 162(m) of the Code and as "non-employee" directors within the meaning of Rule 16b-3 under the Act, respectively. During the term hereof, if (x) the size of the Board of Directors is increased or decreased without Wilstar's maintaining (or increasing) its proportionate representation as described above; (y) the Wilstar Director, the Investor Director(s) and/or the Wilstar/Investor Director is/are not elected to the Board or are not put on the slate of Directors recommended to the Company's stockholders or any such Director is removed from the Board without Wilstar's prior approval; or (z) Robert Margolis is not elected Chairman of the Board (without Wilstar's consent), then Wilstar may elect to treat such events as a breach of this Agreement subject to the terms of Sections 9 and 10 below.

        4.2    Board of Director's Oversight.    Wilstar agrees that the Board of Directors shall have approval rights of the Company's (i) budget, (ii) business plan, (iii) capital expenditures (in excess of twenty-five thousand dollars ($25,000) per quarter), (iv) purchases of any businesses or material assets (outside of the ordinary course of business), (v) sales of any of the Company's businesses, division or material assets (other than inventory and outside of the ordinary course of business), and (vi) hires of any employees with base salaries (including any contractually promised bonuses) in excess of one hundred thousand dollars ($100,000) per annum. Margolis shall present to the Board of Directors revised business plans within fifteen (15) calendar days after any requests from the Board of Directors.

        Section 5.    Other Activities of Wilstar and Margolis; Conflict of Interest.    During the Term of this Agreement, Margolis agrees to devote substantially all of his business time to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder to the extent necessary to discharge such responsibilities, except for (i) services on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities; (ii) periods of vacation and sick leave to which he is entitled; and (iii) the management of personal investments and affairs. During the Term of this Agreement (i) Margolis will not accept any other employment, and (ii) Margolis, Wilstar or any entity controlled by or affiliated with Margolis or Wilstar (each a "Controlled Entity") will not own (directly, indirectly, of record, beneficially or otherwise) or control the voting power of, greater than 5% of the capital stock or other securities of any corporation or any other business entity that is or may be competitive with the Company or its subsidiaries (each of (i) and (ii), a "Prohibited Activity"), unless all material facts regarding such Prohibited Activity have been presented to the Board of Directors and the disinterested members of the Board of Directors, by duly adopted written resolution, authorize Margolis or Wilstar or the Controlled Entity to engage in such Prohibited Activity. During the Term of this Agreement, Margolis, Wilstar or any Controlled Entity shall not engage or in any manner participate in any outside business activity that relates to the marketing, licensing, sale or distribution of apparel (a "Corporate Opportunity") unless all material facts regarding such Corporate Opportunity have been presented to the Board of Directors and the disinterested members of the Board of Directors, by duly adopted written resolution, elect not to pursue such Corporate Opportunity.

        Section 6.    Reimbursement of Expenses.    Margolis shall be reimbursed for any and all reasonable business and administrative expenses incurred on the Company's behalf (including travel, airfare, hotel and other expenses for out-of-town travel) within thirty (30) calendar days after the Company's receipt of appropriate documentation detailing such expenses; provided, however, that such expenses may be reviewed for their reasonableness and propriety (the "Expense Review") by the Company's Chief Operating Officer (or, if the Company has no Chief Operating Officer, its Chief Financial Officer) and/or by the disinterested members of the Board of Directors. The results of any Expense Review shall be final and binding on Margolis and Wilstar.

        Section 7.    Insurance.    The Company shall and hereby covenants to, at its own expense during the term hereof: (i) maintain directors and officers liability insurance policies covering Margolis, with coverage and amounts as determined by the Board of Directors of the Company; and (ii) provide or reimburse Margolis for health and disability insurance in amounts comparable to those afforded to other officers and executives of similar companies or similarly situated officers of the Company, if applicable.

        Section 8.    Indemnification.    To the extent permitted by governing law the Company shall indemnify and hold Margolis and Wilstar and its directors, officers, employees, agents, attorneys, representatives, and controlling persons (collectively, the "Indemnified Parties") harmless from and against all claims or actions of, or demands, suits or proceedings by any third party, and damages, losses and expenses (including reasonable attorneys' fees) in connection therewith, arising out of this Agreement and the performance by Wilstar of its responsibilities hereunder; provided, however, such indemnity shall not apply to any such claim, action, demand, suit, proceeding, damage, loss or expense of any Indemnified Party to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. An Indemnified Party shall give prompt written notice if any claim, charge, action or proceeding ("Indemnity Claim") shall be asserted or commenced which, if successful, could give rise to a claim for indemnification hereunder.

        Upon notice of any such Indemnity Claim the Company shall, at its own expense, resist and dispose of such claim in such manner as it deems appropriate. The Company shall not, except with the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which requires the payment of money by or imposes any obligations upon the Indemnified Party or which does not include as an unconditional term, the release of the Indemnified Party (and its officers, directors, employees and agents) by the claimant or plaintiff from any liability in respect to such claim or the defense thereof. The foregoing indemnification obligation shall be in addition to any other liability which the Company may have to the Indemnified Parties under the Certificate of Incorporation of the Company or its By-Laws. No Indemnified Party shall settle any claim, demand, action, suite or proceeding without the consent of the Company, which consent shall not be unreasonably withheld.

        Section 9.    Events of Termination.    This Agreement shall be subject to termination prior to the term set forth in Section 1 upon the occurrence of any of the following:

        9.1    Breach of the Agreement.    Wilstar may terminate this Agreement in the event the Company materially breaches any of the terms and conditions hereof or fails to perform its material obligations hereunder. For the purposes hereof, notwithstanding the terms of this Agreement, unless initiated by Wilstar and/or Margolis, the occurrence, without the express written consent of Wilstar, Margolis or his designee, of any of the following shall be deemed to be a material breach of this Agreement:

          (a)   The assignment to Margolis of any duties materially inconsistent with, or the diminution of Margolis' positions, titles, offices, duties and responsibilities with the Company, as in effect from time to time hereunder or any removal of Margolis from, or any failure to re-elect Margolis to, any titles, offices or positions held by Margolis hereunder, including the failure of the Board of Directors to elect Margolis or Wilstar's designee as Chairman of the Board during the term of this Agreement or the failure to elect, or the removal of, any Wilstar and/or Outside Investor nominee as Director from the slate of directors recommended to the Company's stockholders by the Board of Directors;

          (b)   Except as in accordance with the terms hereof, a reduction by the Company in the Base Compensation or any other compensation provided for herein;

          (c)   A change or relocation of Margolis' offices at the Company that materially and adversely affects Margolis' working environment; or (d) Any other substantial, material and adverse changes in Margolis' working conditions at the Company imposed by the Company.

        Upon the occurrence of any of the aforementioned items (a) through (d) above, Wilstar may upon ten (10) business days prior written notice, during which the Company may cure its breaches, terminate this Agreement unless it determines in good faith that such cure would be impossible, in which case termination shall be effective upon such notice.

        9.2    Without Cause.    The Board of Directors of the Company may terminate this Agreement at any time without cause.

        9.3    For Cause.    The Board of Directors may terminate this Agreement at any time "for cause." For the purposes hereof, "for cause" shall be limited to the willful misfeasance or gross negligence on the part of Wilstar or Margolis in connection with the performance of their duties pursuant to this Agreement which willful misfeasance and/or gross negligence shall directly cause material harm to the assets, business or operations of the Company; provided, however, prior to the termination of Wilstar as a result of the willful misfeasance or gross negligence of Wilstar or Margolis, the Board of Directors shall notify Wilstar and Margolis in writing of such acts of willful misfeasance or gross negligence and allow Wilstar and/or Margolis a period of not less than twenty (20) business days to cure such acts; provided further, that if the disinterested members of the Board of Directors determine in good faith that the Company has already suffered material and irreparable harm or will suffer such material or irreparable harm in the event Wilstar is allowed such cure period, such termination will be effective immediately upon notice.

        9.4    Death or Disability.    This Agreement shall terminate immediately upon Margolis' death. In addition, upon the failure of Wilstar, during the Term, to render services to the Company for a substantially continuous period of six (6) months, because of Margolis' physical or mental disability during such period, the Company, acting through its Board of Directors or a committee of its Board of Directors including at least one Investor Director to which such authority has been delegated, may terminate Wilstar's employment with the Company. If there should be any dispute between the parties as to Margolis' physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for the purpose by the parties or their representatives, or failing agreement within ten (10) business days of a written request therefor by either party to the other, then one designated by the then president of the Los Angeles Medical Society. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

        Section 10.    Compensation to Wilstar in the Event of Early Termination of the Agreement.    In the event this Agreement is terminated pursuant to Section 9, Wilstar shall be entitled to the following compensation and payments:

        10.1    Minimum Payments.    In the event of a termination pursuant to Sections 9.1, 9.2, 9.3 or 9.4, the Company shall (i) pay Wilstar Base Compensation pursuant to Section 3.1 through the date of termination, (ii) reimburse Margolis for all expenses pursuant to Section 6 to the date of termination and (iii) provide ongoing indemnification for Margolis and Wilstar pursuant to Section 8. Wilstar shall be entitled to any unpaid Performance Bonuses earned pursuant to Sections 3.2 or 3.3 during the fiscal year which this Agreement is terminated. Such unpaid Performance Bonuses will be paid pursuant to (and at the time specified in) Section 3.4 and calculated pursuant to Section 3 using the results of the whole fiscal year during which the Agreement is terminated, but will be pro rated for the number of full months occurring in such fiscal year prior to the date of termination. Margolis shall also be entitled to comparable ongoing insurance coverage pursuant to Section 7 as may be available to other terminated officers, employees or directors of the Company.

        10.2    Breach by the Company or at the Company's Will.    In addition to the payments and other compensation pursuant to Section 10.1, in the event of a termination pursuant to Sections 9.1 or 9.2, the Company shall pay Wilstar a lump sum in cash within sixty (60) calendar days after the date of termination in an amount equal to three times the sum of (x) the Base Compensation at the rate in effect at the time of the termination and (y) the "Previous Performance Bonus." For purposes of this Agreement the "Previous Performance Bonus" shall mean an amount equal to the Performance Bonus(es) received by Wilstar (under Sections 3.2(a)(i) and 3.3(a) of this Agreement and, if necessary, Section 3.2 of the Prior Agreement) in the last full fiscal year of the Company ending prior to the date of termination of this Agreement.

        10.3    Payment Reductions.    Payments by Company to Wilstar and Margolis will be subject to reduction under certain circumstances as hereinafter provided in this Section 10.3:

          (a)   For purposes of this Section 10.3, "280G Change in Control" shall mean a change in the ownership of a corporation, a change in the effective control of a corporation or a change in the ownership of a substantial portion of a corporation's assets, within the meaning of such terms under Section 280G of the Code and the proposed, or if adopted, final, regulations thereunder; a "Payment" shall mean any benefit, payment or distribution (or the acceleration of the vesting of any benefit, payment or distribution) in the nature of compensation to or for Wilstar's or Margolis' benefit, whether paid or payable pursuant to this Agreement or otherwise, that is contingent on a 280G Change in Control; "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (determined without regard to this subparagraph (a)); "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and "Reduced Amount" shall mean the amount expressed as a Present Value of Payments which maximizes the aggregate Present Value of all Payments without causing such Payments to be nondeductible by Company because of Section 280G of the Code.

          (b)   Anything contained in this Agreement to the contrary notwithstanding, in the event the independent public accountants or auditors serving the Company prior to the 280G Change in Control (the "Accounting Firm") shall determine that payment of all of the Payments would result in the nondeductibility of some or all of the Payments under Section 280G of the Code, the Accounting Firm also shall determine the amount of Payments that would meet the definition of a "Reduced Amount." The Agreement Payments will then be reduced to the extent necessary to assure that the Payments will not exceed the Reduced Amount.

          (c)   If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, Company shall promptly give Wilstar and Margolis notice to that effect and a copy of the detailed calculation thereof, and Wilstar or

  Margolis may then elect, in their sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and Wilstar or Margolis shall advise Company in writing of Wilstar's or Margolis' election within ten (10) calendar days of their receipt of notice. If no such election is made by Wilstar or Margolis within such ten-day period, Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify Wilstar and Margolis promptly of such election. All determinations made by the Accounting Firm under this Section 10.3 shall be binding upon Company, Wilstar and Margolis and shall be made within sixty (60) calendar days after a termination of this Agreement or an acquisition of Company. As promptly as practicable following such determination, Company shall pay to or distribute for Wilstar's or Margolis' benefit such Payments as are then due to them under this Agreement and shall promptly pay to or distribute for Wilstar's or Margolis' benefit in the future such Payments as become due to Wilstar or Margolis under this Agreement.

          (d)   As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Company to or for Wilstar's or Margolis' benefit pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by Company to or for Wilstar's or Margolis' benefit pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against Company, Wilstar or Margolis which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by Company to or for Wilstar's or Margolis' benefit shall be treated for all purposes as a loan ab initio to Wilstar or Margolis which Wilstar or Margolis, as applicable, shall repay to Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code within thirty (30) calendar days following such determination. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Company to or for Wilstar's or Margolis' benefit together with interest at the applicable federal rate provided for under Section 7872(f)(2) of the Code.

          (e)   Company will bear the fees and expenses of the Accounting Firm in making the determinations required by this Section 10.3.

          (f)    The Accounting Firm shall furnish Wilstar and Margolis with its opinion that the filing by Wilstar and Margolis of its or his federal income tax return in accordance with the Accounting Firm's determination in accordance with this Section 10.3 will not result in the imposition of a negligence or similar penalty on Wilstar or Margolis; provided, however, that if the opinion of the Accounting Firm cannot be obtained using reasonable efforts and at a reasonable cost, the Company shall provide Wilstar or Margolis such other written advice of the Accounting Firm as shall be reasonably obtainable.

        Section 11.    No Actions.    Except as specifically contemplated hereby, during the term of this Agreement, the Company and its Board of Directors shall not enter into or authorize any contracts, or take any other actions which would be inconsistent or interfere with, modify or supersede the management responsibilities delegated to Wilstar under this Agreement or otherwise impair or interfere with Wilstar's ability to manage the operations of the Company in accordance with the terms hereof.

        Section 12.    Miscellaneous Terms.

        12.1    Jurisdiction.    Each of the Company and Wilstar acknowledges and agrees that the sole forum for commencing or pursuing any proceeding with respect to disputes arising under or in connection with this Agreement, any provisions hereunder, or any other document or instrument entered into or given or made pursuant to this Agreement is, and each party irrevocably submits itself to the personal jurisdiction of, the Superior Court for the County of Los Angeles. All parties hereto consent and agree that such courts shall have sole original jurisdiction over any matter arising under or in connection with this Agreement. This consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as provided in this Agreement and as permitted by law, shall be necessary to confer jurisdiction upon the parties hereto in such courts.

        12.2    Service and Venue.    Each of the Company and Wilstar expressly covenants and agrees that service of process may be made, and personal jurisdiction over said party obtained, by serving a copy of the Summons and Complaint upon said party in accordance with the applicable laws and rules of the pertinent court having jurisdiction over the case pursuant to Section 12.1.

        12.3    Notices.    All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (iii) on the seventh business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (iv) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (ii) or (iii) above, when transmitted and receipt is confirmed by telephone. All notices, requests, demands and other communications shall be addressed to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Cherokee Inc.
6835 Valjean Avenue
Van Nuys, CA 91406
Attention: Chief Financial Officer
Fax: (818) 908-9191
If to Wilstar:	The Wilstar Group
6835 Valjean Avenue
Van Nuys, CA 91406
Attention: Robert Margolis
Fax: (818) 908-9191

        12.4    Modification; Waiver.    No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the parties hereto. There shall be no waiver of any of the provisions of this Agreement unless in writing signed by the party against which the waiver is sought to be enforced.

        12.5    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements to be entered into and wholly performed within said state without reference to the conflicts of law provisions thereof.

        12.6    Construction of Agreement.    The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Headings at the beginning of Sections, Subsections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement for any other purpose. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa.

        12.7    Relationship of Parties, Other Activities.    The relationship of Wilstar to the Company is one of an independent contractor and is purely contractual and no officer or employee of Wilstar shall be deemed an employee of the Company for any purpose whatsoever.

        12.8    Further Assurances.    After the effective date of this Agreement, each party agrees to execute any and all such further agreements, instruments or documents, and to take any and all such further action as may be necessary or desirable to carry out the provisions hereof and to effectuate the purposes of this Agreement.

        12.9    Attorneys' Fees.    In the event any action in law or equity or other proceeding is brought for the enforcement of this Agreement or in connection with an interpretation of the provisions of this Agreement, the Court shall award reasonable attorneys' fees and other costs reasonably incurred in such action or proceeding to the parties based on its judgment of the relative merits of their respective claims.

        12.10    Severability.    Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

        12.11    Integration: Parties in Interest.    This Agreement contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements between the parties, whether written or oral. No party shall be liable or bound to any other party in any manner except as specifically set forth in this Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not. No party hereto shall have the right to assign this Agreement without the prior written consent of the other party hereto; provided, however, that so long as Margolis continues to serve the Company pursuant to this Agreement, Wilstar may assign this Agreement to Margolis or another entity that is a successor to, or affiliated with, Wilstar.

        12.12    Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. A facsimile copy of a signed execution page shall constitute due execution of this Agreement and shall binding upon the executing party.

{Signature page follows}

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the first date hereinabove written.

CHEROKEE, INC.
By:	/s/ CAROL GRATZKE Carol Gratzke Chief Financial Officer and Secretary
NEWSTAR GROUP
By:	/s/ ROBERT MARGOLIS Robert Margolis Chief Executive Officer

 FIRST AMENDMENT TO
THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT

        THIS FIRST AMENDMENT TO THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT (this "Amendment"), is made and entered into on the 28th day of August, 2007, between Cherokee Inc., a Delaware corporation (the "Company"), and The Newstar Group, a California corporation d/b/a The Wilstar Group ("Wilstar"; the Company and Wilstar are referred to herein each individually as a "Party," and collectively as the "Parties"), with reference to the following facts:

        WHEREAS, the Parties entered into the Second Revised and Restated Management Agreement dated as of November 29, 1999, which superseded the Revised and Restated Management Agreement dated May 4, 1995, as amended April 26, 1996 and July 21, 1997 (hereinafter referred to as the "Agreement"); and

        WHEREAS, the Parties desire to amend the Agreement as set forth herein.

        NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

        1.    Amendment.    The Agreement is hereby amended as follows:

        1.1   The following is added to the end of Section 1.2 of the Agreement:

  "Notwithstanding, anything to the contrary set forth above, for the purposes of determining whether or not the Term shall be extended for an Additional Year, Pre-Tax Earnings shall be calculated in accordance with the following: (a) all extraordinary revenues and related deal expenses resulting from the sale of any license agreement by the Company, or any other similar transaction during the applicable fiscal year shall be excluded (any license that is the subject of such a transaction shall be referred to herein each individually as a "Sold License" and collectively as, the "Sold Licenses"); (b) all historical royalties from Sold Licenses shall be excluded from all periods; and (c) in the event of an acquisition of a brand or license with an existing royalty stream, which has been approved by the Company's Board of Directors (each an "Acquired License" and collectively, the "Acquired Licenses"), royalties from the Acquired Licenses shall be included for all periods.

  In the event that the Company's Pre-Tax earnings fail to meet the thresholds necessary to extend the Agreement for an Additional Year in any fiscal year (the "Extension Threshold"), then no Additional Year shall be added to further extend the Term of the Agreement at the end of such fiscal year and, thereafter, the Term of the Agreement shall expire two-years from the date of such failure; provided, however, that so long as the Agreement remains in effect, the Term shall continue to automatically extend for an Additional Year in any subsequent fiscal year in which the Company meets the Extension Threshold, but in no event shall the Term be extended by more than one year for each fiscal year in which the Company meets the Extension Threshold. By way of example, if the Company fails to meet the Extension Threshold in its 2008 fiscal year, the Term of the Agreement shall thereafter be scheduled to expire at the end of the Company's 2010 fiscal year, but if the Company meets the Extension Threshold in its 2009 fiscal year, the Term of the Agreement would be automatically extended by an Additional Year to the end of the Company's 2011 fiscal year. If the Company then fails to meet the Extension Threshold in its 2010 fiscal year, the Agreement would be scheduled to terminate at the end of the Company's 2011 fiscal year, but could be extended to the end of the Company's 2012 fiscal year if the Company meets the Extension Threshold in its 2011 fiscal year."

        1.2   The following is added to the end of Section 10.2 of the Agreement:

  "Notwithstanding the foregoing, the $4.644 million that is payable to Wilstar as part of the Annual Performance Bonus for the fiscal year ended February 3, 2007 ("Fiscal 2007") as a result of the inclusion of both the (i) extraordinary revenues from the termination of the Finders Agreement between the Company and Mossimo, Inc. dated as of March 2000, and (ii) the royalty revenues received from Mossimo during Fiscal 2007, shall be excluded from any compensation calculation under this Section 10.2 based on the results from Fiscal 2007.

        2.    Stockholder Approval.    This Amendment and the obligations of the Parties hereunder are contingent upon the approval of this Amendment by the Company's stockholders. In the event that the Company's stockholders fail to approve this Amendment, this Amendment shall be null and void. The Company will seek approval of this Amendment at its annual stockholders meeting for Fiscal 2007 scheduled to be held on June 12, 2007 and include a proposal regarding the approval of this Amendment in its proxy materials for such meeting.

        3.    No Other Amendment.    Except as specifically amended by this Amendment, the Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern and control.

        4.    Governing Law.    The construction, validity and enforceability of this Amendment shall be governed by the laws of the State of California, without regard to its conflicts of laws principles.

        5.    Counterparts.    This Amendment may be executed in separate counterparts, each of which so executed and delivered shall constitute an original but all such counterparts shall together constitute one and the same instrument and any one of which may be used to evidence this Amendment.

        6.    Severability.    All provisions of this Amendment are severable and any provision which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Amendment and the parties hereto agree to cooperate to provide a legal substitute for any provision which is prohibited by law.

        7.    Entire Agreement; Modifications and Amendments.    This Amendment, together with the Agreement, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings both oral and written, between the Parties with respect to the subject matter hereof. No provision of this Amendment may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Parties to this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment on the date first written above.

THE WILSTAR GROUP	CHEROKEE INC.

By: /s/ ROBERT MARGOLIS Name: Robert Margolis Title: Chief Executive Officer	By: /s/ RUSSELL J. RIOPELLE Name: Russell J. Riopelle Title: Chief Financial Officer

 APPENDIX B

THE PROPOSED AMENDMENT TO THE MANAGEMENT AGREEMENT

SECOND AMENDMENT TO
THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT

        THIS SECOND AMENDMENT TO THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT (this "Amendment"), is made and entered into on the 23rd day of April, 2010, between Cherokee Inc., a Delaware corporation (the "Company"), and The Newstar Group, a California corporation d/b/a The Wilstar Group ("Wilstar"; the Company and Wilstar are referred to herein each individually as a "Party," and collectively as the "Parties"), with reference to the following facts:

        WHEREAS, the Parties entered into the Second Revised and Restated Management Agreement dated as of November 29, 1999, which was subsequently amended on August 28, 2007 (hereinafter referred to as the "Agreement"); and

        WHEREAS, the Parties desire to amend the Agreement as set forth herein.

        NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

        1.    Amendment.    The Agreement is hereby amended as follows:

        1.1   Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

          "[RESERVED]"

        1.2   The following is inserted as a new Section 2.3:

          "2.3    Planned Continuation.    Notwithstanding the foregoing provisions of this Section 2, effective on February 1, 2011, Robert Margolis shall cease to be Chief Executive Officer of the Company, and he shall be appointed and serve as Executive Chairman of the Company's Board of Directors from that date until January 31, 2012 (or such earlier date as Mr. Margolis voluntarily resigns or becomes unable to serve due to his death or disability). (The foregoing period during which Mr. Margolis serves as Executive Chairman is hereinafter referred to as the "Initial Chair Service Period".) In January 2012, and in January of any Subsequent Chair Service Period (as defined below), the Company's Nominating Committee, which shall then be comprised of all of the independent directors (as that term is defined under the rules of the Nasdaq Stock Market) then serving on the Company's Board of Directors, shall meet and determine in its sole discretion whether to elect (by majority approval) to extend Mr. Margolis' service as Executive Chairman for the following fiscal year. (Any such period following the Initial Chair Service Period during which the Nominating Committee has elected to extend Mr. Margolis' service as Executive Chairman is referred to herein as a "Subsequent Chair Service Period".) Any Subsequent Chair Service Period shall be deemed concluded on the earlier of the last day of the fiscal year of such extended term or upon such earlier date as Mr. Margolis resigns or becomes unable to serve due to his death or disability. During the Initial Chair Service Period and in any Subsequent Chair Service Period, Mr. Margolis shall remain an employee of the Company and shall perform such services and have such executive powers as are reasonable and necessary to carry out the responsibilities assigned to him by the Board of Directors."

        1.3   The following is inserted as a new Section 3.6:

          "3.6    Compensation During and Following Initial Chair Service Period and any Subsequent Chair Service Period.    Notwithstanding anything to the contrary in this Agreement, Wilstar shall not be entitled to any compensation under Section 3 for service during or after the Initial Chair Service Period or in any Subsequent Chair Service Period other than as provided in this Section 3.6 and in Sections 3.7. During the Initial Chair Service Period and in any Subsequent Chair Service Period, Wilstar shall be compensated as follows: (a) Base Compensation paid in the same manner and amount as during the Company's fiscal year ended January 31, 2011 plus (b) a Performance Bonus calculated in accordance with Section 3.3(a); provided, however, that (i) the Performance Bonus payable with respect to the Initial Chair Service Period shall not exceed $2,260,000 less the amount of Base Compensation paid during such Initial Chair Service Period, and (ii) the Performance Bonus payable with respect to any Subsequent Chair Service Period shall not exceed $2,020,000 less the amount of Base Compensation paid during such Subsequent Chair Service Period. Such compensation shall be reduced pro rata in the event that Mr. Margolis voluntarily resigns or becomes unable to serve on the Board due to his death or disability after (i) in the case of the Initial Chair Service Period, January 31, 2011 but prior to January 31, 2012 or (ii) in the case of any Subsequent Chair Service Period, the beginning of such Subsequent Chair Service Period but prior to the last day of the fiscal year corresponding to such Subsequent Chair Service Period. The payment of the Performance Bonus for the Initial Chair Service Period and in any Subsequent Chair Service Period shall be made in accordance with Section 3.4(a) above. Following the conclusion of Mr. Margolis' service as Executive Chairman and for so long as Mr. Margolis continues to serve as a member of the Company's Board of Directors, he shall be entitled to participate in Board compensation programs consistent with other members of the Board."

        1.4   The following is inserted as a new Section 3.7:

          "3.7    Equity Compensation.    The Compensation Committee of the Board shall approve and document the grant to Mr. Margolis of a non-qualified, non-plan option to purchase 100,000 shares of the Company's common stock on the date of the Annual Meeting of the Company's Stockholders in 2010 (the "Shareholder Approval Date"). The exercise price per share will be equal to the closing sale price of one share of common stock on the Shareholder Approval Date. The option shall vest contingent on Mr. Margolis' continued service as a member of the Board in two equal installments on January 31, 2011 and January 31, 2012 (subject to acceleration on a 280G Change in Control). The option shall be exercisable until the fifth anniversary of the Shareholder Approval Date."

        1.5   The following is inserted as a new Section 4.3:

          "4.3    Expiration.    The obligations of the parties under Sections 4.1 and 4.2 shall expire and be of no further force or effect from and after February 1, 2011."

        1.6   The following is inserted at the end of Section 5:

          "The parties' respective obligations under this Section 5 shall expire and be of no further force or effect from and after February 1, 2011."

        1.7   The following is inserted as a new Section 10.4:

          "10.4    Change in Control; Payments Upon Certain Termination Events.    The Parties agree and acknowledge that the payments described in Sections 10.1 and 10.2 would be triggered by a 280G Change in Control occurring prior to or during the Initial Chair Service Period. The Parties further agree that if: (a) during the Initial Chair Service Period, the Company enters into a definitive agreement to consummate a 280G Change in Control and such agreement results in the consummation of such 280G Change in Control during or following the Initial Chair Service

  Period, or (b) if the Agreement is terminated in accordance with Section 9.1 or 9.2 during the Initial Chair Service Period, then, in either (but not both) of (a) or (b) above, Wilstar shall be entitled to a single payment of $6,000,000 (subject to Section 10.3) in lieu of (and in full satisfaction of) the payments that might otherwise be due under Sections 10.1 and 10.2. Notwithstanding anything herein to the contrary, no payments under Sections 10.1 and/or 10.2 shall accrue or be payable as a result of any termination or 280G Change in Control (except as set forth in subsection (a) of this Section 10.4 above) following the Initial Chair Service Period."

        1.8   The following sentence is inserted at the end of Section 12.11:

          "Notwithstanding the foregoing, the Company shall be permitted to assign this Agreement without the consent of Wilstar following the conclusion of the Initial Chair Service Period."

        2.    Stockholder Approval.    This Amendment and the obligations of the Parties hereunder are contingent upon the approval of this Amendment by the Company's stockholders. In the event that the Company's stockholders fail to approve this Amendment, this Amendment shall be null and void. The Company will seek approval of this Amendment at its annual stockholders meeting scheduled to be held in or about June 2010 and include a proposal regarding the approval of this Amendment in its proxy materials for such meeting.

        3.    No Breach; No Other Amendment.    Wilstar agrees and acknowledges that it has consented to all the provisions of this Amendment and that none of such provisions violates Section 9.1 of the Agreement. Without limiting the foregoing, and for greater clarity, the Parties hereby agree that the non-renewal of Mr. Margolis' services as Executive Chairman for terms following the Initial Chair Service Period or any Subsequent Chair Service Period shall not result in any payments becoming due under Sections 10.1 and/or 10.2. Except as specifically amended by this Amendment, the Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern and control.

        4.    Governing Law.    The construction, validity and enforceability of this Amendment shall be governed by the laws of the State of California, without regard to its conflicts of laws principles.

        5.    Counterparts.    This Amendment may be executed in separate counterparts, each of which so executed and delivered shall constitute an original but all such counterparts shall together constitute one and the same instrument and any one of which may be used to evidence this Amendment.

        6.    Severability.    All provisions of this Amendment are severable and any provision which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Amendment and the parties hereto agree to cooperate to provide a legal substitute for any provision which is prohibited by law.

        7.    Entire Agreement; Modifications and Amendments.    This Amendment, together with the Agreement as previously amended, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings both oral and written, between the Parties with respect to the subject matter hereof (including, without limitation, that certain Second Amendment to the Second Revised and Restated Management Agreement, dated as of April 20th, 2010, by and between Wilstar and the Company, which is replaced and superseded in its entirety by this Amendment). No provision of this Amendment may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Parties to this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment on the date first written above.

THE WILSTAR GROUP		CHEROKEE INC.
By:	/s/ ROBERT MARGOLIS	By:	/s/ RUSSELL J. RIOPELLE
Name:	Robert Margolis	Name:	Russell J. Riopelle
Title:	President	Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO
THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT]

The Board of Directors recommends a vote “FOR” the directors listed below and a vote “FOR” Proposal 2, Proposal 3 and Proposal 4.

1.              To elect five (5) directors for a one-year term to expire at the 2011 Annual Meeting of Stockholders.  Our Nominating Committee and Board of Directors has nominated and recommends for election as director the following persons:

•      Robert Margolis

•      Timothy Ewing

•      Dave Mullen

•      Jess Ravich

•      Keith Hull

	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY for all nominees	☐ FOR ALL EXCEPT (see instructions below)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2.              To approve the proposed ratification of Moss Adams LLP as the Company’s independent registered public accounting firm for Fiscal 2011.

☐  FOR                  ☐  AGAINST                  ☐  ABSTAIN

3.              To approve the proposed amendment to the Amended Second Revised and Restated Management Agreement between Cherokee Inc. and The Newstar Group d/b/a The Wilstar Group, pursuant to which Robert Margolis provides his services as the Company’s Chairman and Chief Executive Officer.

☐  FOR                  ☐  AGAINST                  ☐  ABSTAIN

4.              To approve the proposed amendment to Cherokee’s existing equity incentive plans.

☐  FOR                  ☐  AGAINST                  ☐  ABSTAIN

5.              In their discretion, the Proxies, identified on the front of this card, are authorized to vote upon such other business as may properly come before the Annual Meeting.

Dated: , 2010

Signature

Signature

Title(s)

Note:  Please sign your name exactly as it appears hereon.  If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title.  When shares are in the names of more than one person, each should sign.

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CHEROKEE INC. 6835 Valjean Avenue Van Nuys, California 91406
CHEROKEE INC. 6835 Valjean Avenue Van Nuys, California 91406
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On June 4, 2010
IMPORTANT
CHEROKEE INC. 6835 Valjean Avenue Van Nuys, California 91406
PROXY STATEMENT 2010 ANNUAL MEETING OF STOCKHOLDERS To Be Held On June 4, 2010
GENERAL INFORMATION
ITEM 1. ELECTION OF DIRECTORS
ITEM 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 3. APPROVAL OF THE AMENDMENT TO THE MANAGEMENT AGREEMENT
SUMMARY OF THE EXISTING MANAGEMENT AGREEMENT
Management Agreement Compensation to Robert Margolis
DESCRIPTION OF THE PROPOSED AMENDMENT
ITEM 4. APPROVAL OF AMENDMENT TO THE COMPANY'S EXISTING EQUITY INCENTIVE PLANS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
OTHER MATTERS
APPENDIX A THE EXISTING MANAGEMENT AGREEMENT THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT
FIRST AMENDMENT TO THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT
APPENDIX B
THE PROPOSED AMENDMENT TO THE MANAGEMENT AGREEMENT
SECOND AMENDMENT TO THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT